Exhibit 4.1

Execution Version

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
by and between
CORENERGY INFRASTRUCTURE TRUST, INC., as Seller
and
SPIRE MIDSTREAM LLC, as Purchaser

Dated as of May 24, 2023

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(continued)
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(continued)
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MEMBERSHIP INTERESTS PURCHASE AGREEMENT
This MEMBERSHIP INTERESTS PURCHASE AGREEMENT is dated as of May 24, 2023 (the “Execution Date”), by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“Seller”), and Spire Midstream LLC, a Missouri limited liability company (“Purchaser”) (the foregoing parties to this Agreement may also be referred to herein as the “Parties” or individually as a “Party”).
RECITALS
A.    Seller is the sole owner of (i) Mowood, LLC, a Delaware limited liability company (“Mowood”), which is the sole owner of Omega Pipeline Company, LLC, a Delaware limited liability company (“Omega Pipeline Co.”), (ii) Corridor Leeds Path West, Inc., a Delaware corporation (“Corridor Leeds”), which is the sole owner of Omega Gas Marketing, LLC, a Delaware limited liability company (“Omega Gas”), and (iii) Corridor MoGas LLC, a Delaware limited liability company (“Corridor MoGas” and, together with Mowood and Corridor Leeds, the “Holding Companies”), which is the sole owner of (x) MoGas Pipeline LLC, a Delaware limited liability company (“MoGas Pipeline Co.”) and (y) United Property Systems, LLC, a Delaware limited liability company (“UPSL” and, together with Omega Pipeline Co., Omega Gas and MoGas Pipeline Co., the “Companies”).
B.    MoGas Pipeline Co. owns and operates an approximately 263-mile interstate natural gas pipeline system located in Missouri and Illinois (referred to herein as the “MoGas Pipeline”) that: (i) is subject to the Natural Gas Act of 1938 (“NGA”), as amended, 15 U.S.C. § 717 et seq. and the regulations and Orders of the Federal Energy Regulatory Commission (“FERC”) thereunder; and (ii) transports natural gas in interstate commerce for shippers that include but are not limited to investor-owned and municipal natural gas local distribution systems within the states of Missouri and Illinois. A map of the MoGas Pipeline is set forth in Exhibit A-1 attached hereto.
C.    Omega Pipeline Co. currently owns and operates a natural gas and propane distribution system (referred to in the aggregate as the “Omega Pipeline” and, together with the MoGas Pipeline, the “Pipelines”) serving the Fort Leonard Wood U.S. Army training installation in the state of Missouri. A map of the Omega Pipeline is set forth in Exhibit A-2 attached hereto.
D.    Omega Gas provides gas supply services to industrial and commercial customers in central Missouri.
E.    UPSL holds ownership interests in real property located in Missouri and leased to MoGas Pipeline Co. and one or more non-Affiliates.
F.    Seller desires to sell, and Purchaser desires to purchase, all of the limited liability company interests in the Companies. Accordingly, Purchaser and Seller are entering into this Agreement setting forth the terms and conditions pursuant to which Seller will cause each Holding Company to sell, transfer and convey to Purchaser, and Purchaser will purchase from each Holding Company, all of the outstanding limited liability company interests in each Company (the “Company Interests”) (such transactions, collectively, and together with the other transactions contemplated by this Agreement, the “Transactions”).
G.    Corridor MoGas has elected to be treated as a corporation for U.S. federal income tax purposes and a taxable REIT subsidiary. Prior to the Closing (as defined below), Corridor MoGas will terminate its election to be treated as a corporation for U.S. federal income tax purposes and, concomitantly, its taxable REIT subsidiary election.

H.    The obligations of Purchaser are guaranteed by Spire Inc., a Missouri corporation under the terms and conditions of that certain Guaranty, dated as of the Execution Date.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article 1
DEFINITIONS
1.1Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:
“Acquisition Proposal” means any proposal or offer from any Person (other than the Purchaser or its Representatives) relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of one or more of the Companies or the equity interests of one or more of the Companies, whether such transaction takes the form of a sale of equity interests, merger, reorganization, recapitalization, sale of assets or otherwise.
“Action” means any action, claim, suit, complaint, investigation, proceeding, arbitration or litigation, whether civil or criminal, in law or in equity, whether or not by or before any arbitrator or Governmental Authority.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
“Agreement” means this Membership Interests Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.
“Allocable Amount” has the meaning set forth in Section 2.6.
“Allocation Methodology” has the meaning set forth in Section 2.6.
“Assignment of Membership Interests” has the meaning set forth in Section 2.4(c)(vi).
“Base Compensation” has the meaning set forth in Section 5.7(a).
“Business” means the business of the Companies, consisting of, (a) with respect to MoGas Pipeline Co., the ownership and operation of the MoGas Pipeline, (b) with respect to UPSL, the ownership and lease of certain Real Property, (c) with respect to Omega Pipeline Co., the ownership and operation of the Omega Pipeline, and (d) with respect to Omega Gas, the supply of gas services, in each case together with related or ancillary business activities.
“Business Day” means a day other than: (i) Saturday, (ii) Sunday or (iii) any day on which banks located in the State of New York are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, together with all regulations thereunder and guidance related thereto issued by a Governmental Authority.
“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, citation, summons, subpoena, investigation, suit, information request, audit, or administrative order of any nature, whether civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, and including any legal proceedings in respect thereof.
“Claim Cap” has the meaning set forth in Section 7.2(d)(i).
“Claim Deductible Threshold” has the meaning set forth in Section 7.2(c).
“Claim Notice” has the meaning set forth in Section 7.3(a).
“Claim Response” has the meaning set forth in Section 7.3(a).
“Closing” means the closing of the Transactions, which shall be deemed to have occurred at 11:59 p.m. Central Time on the Closing Date.
“Closing Date” has the meaning set forth in Section 2.4(a).
“Companies” has the meaning set forth in Recital A.
“Company” means any one of the Companies.
“Company Disclosure Schedule” means the schedules delivered to Purchaser by or on behalf of Seller, in connection with this Agreement, and identified as such on the title page thereto.
“Company Financials” has the meaning set forth in Section 3.6.
“Company Interests” has the meaning set forth in Recital F.
“Company Transaction Expenses” means, to the extent incurred or accrued and remaining unpaid or payable as of the Closing, and except as included in Final Working Capital, the aggregate of (a) all fees and expenses, if any, payable by any Company in connection with the negotiation, preparation, or execution of this Agreement and the consummation of the Transactions, including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders or consultants (including the costs associated with any Code Section 280G calculations and related determinations), (b) any and all change of control payments, transaction bonuses, retention bonuses and other payments payable by any Company due as a result of or arising from the consummation of the Transactions, and severance payments for employees terminated prior to Closing (including with respect to the Excluded Employees), (c) the employer portion of any related employment or other similar Taxes related to the payments described in subclause (b) or any Tax “gross up” payments payable with respect to the foregoing and (d) fifty percent (50%) of Transfer Taxes under Section 5.6(d).
“Confidentiality Agreement” has the meaning set forth in Section 5.5(e).
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section

1504 of the Internal Revenue Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local law.
“Continuing Employee” has the meaning set forth in Section 5.7(a).
“Contract” means any written or oral note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other binding agreement or arrangement.
“Corridor Leeds” has the meaning set forth in Recital A.
“Corridor MoGas” has the meaning set forth in Recital A.
“Dispute Notice” has the meaning set forth in Section 2.5(b).
“Disputed Items” has the meaning set forth in Section 2.5(b).
“Environmental Laws” means all federal, state, local and foreign Laws (including common law) and regulations relating to pollution, the environment, or natural resources, or to human health and safety as it relates to the handling of, or exposure to, Hazardous Substances, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, arrangement for disposal, Release, transport or handling of Hazardous Substances, including: (a) the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); (b) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”); (c) the National Environmental Policy Act (42 U.S.C. §§ 4321 et seq. (1969), as amended); (d) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.); (e) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (f) the Clean Water Act (33 U.S.C. §§ 1251 et seq.); (g) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (h) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (i) the Natural Gas Pipeline Safety Act, as amended (49 U.S.C. §§ 60101 et seq.); (j) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in parts (a)(i) of this definition; and (k) any rules, regulations, directives, or orders adopted pursuant to or implementing the Laws listed in parts (a)(j) of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Company, each Person that is (or at any applicable time was) treated as a single employer with such Company under Internal Revenue Code Sections 414(b), (c), (m) or (o) or ERISA Section 4001(b).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(a)(ii).
“Estimated Purchase Price” has the meaning set forth in Section 2.3(a)(iii).
“Estimated Working Capital” has the meaning set forth in Section 2.3(a)(iii).
“Excluded Employees” means the employees listed on Schedule 2.
“Excluded Employee Release” has the meaning set forth in Section 5.3.
“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“FERC” has the meaning set forth in Recital B.
“Final Closing Balance Sheet” has the meaning set forth in Section 2.5(a).
“Final Purchaser Payment” has the meaning set forth in Section 2.5(e).
“Final Seller Payment” has the meaning set forth in Section 2.5(d).
“Final Working Capital” has the meaning set forth in Section 2.5(b).
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, department or agency, or any court, authority, tribunal, administrative hearing body, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power. For the avoidance of doubt, Governmental Authority shall include all Taxing Authorities.
“Hazardous Substances” means all substances, chemicals, wastes, materials, pollutants, or contaminants defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as hazardous or toxic by any applicable Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, petroleum or any fraction thereof, petroleum products, natural gas, liquefied natural gas, asbestos or asbestos-containing materials, radioactive materials, radon, toxic mold, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.
“Holding Companies” has the meaning set forth in Recital A.
“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to the Companies, (a) any indebtedness for borrowed money (including the principal amount thereof, any accrued interest thereon, and any prepayment premiums or termination fees with respect thereto), whether short-term or long-term, (b) any indebtedness arising under capital leases, conditional sales contracts and other similar title retention instruments whether short-term or long-term, (c) all Liabilities secured by any pledge, mortgage or other security interest on any property owned by the Companies, (d) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Companies against fluctuations in interest rates, (e) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security, (f) any obligations for purchase price adjustments, the deferred purchase price of property, assets, services or equity interests, including “earnouts” and “seller notes” (but excluding any trade payables or accrued expenses in the ordinary course of business), (g) any obligations under any performance bond or letter of credit, (h) deferred compensation owed to current or former employees for earned but unpaid employee sales commissions, bonus compensation and severance and other similar obligations with respect to termination of employment by the Companies prior to the Closing that are owed to any Person, in each case accrued, vested or owed (including, for the avoidance of doubt, any employer-portion of payroll taxes associated with any such payments or benefits), (i) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (h), and (j) all indebtedness referred to in the foregoing clauses

(a) through (i) which is directly or indirectly guaranteed by any Company or that is secured by the assets or properties of any Company.
“Indemnification Claim” has the meaning set forth in Section 7.3(a).
“Indemnified Party” has the meaning set forth in Section 7.3(a).
“Indemnifying Party” has the meaning set forth in Section 7.3(a).
“Independent Accountant” has the meaning set forth in Section 2.5(b).
“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.
“Interim Period” means the period commencing on the Execution Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 8.1.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, industrial control systems, and all other information technology and operation technology equipment and systems, and all associated documentations.
“Law” or “Laws” means any law, statute, code, constitution, treaty, Order, rule, regulation, directive, protocol, ordinance or other legal restraint or requirement of a Governmental Authority, including common law, as well as the regulations or requirements of any securities exchange.
“Leased Real Property” means all real property (including any improvements thereon and rights appurtenant thereto), leased, subleased, licensed by, or for which a right to use or occupy has been granted to, any of the Companies or in which a Company has a leasehold interest, but not including Rights of Way.
“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether asserted or unasserted and whether due or to become due).
“Liens” means any mortgage, deed of trust, indenture, pledge, assessment, security interest, lease, sublease, preemptive right, community property interest, collateral assignment, infringement, hypothecation, warrant, lien, easement, encroachment, right of way, license, covenant, condition, restriction, adverse claim, judgement, equitable interest, preferential purchase right, levy, charge, option, transfer restriction, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
“Loss” or “Losses” means any Claims, judgments, awards, Liabilities, losses, Taxes, costs, expenses (including reasonable attorneys’ fees and expenses), damages, penalties, and fines.
“Material Adverse Effect” means any development, event, change, circumstance, occurrence, violation or effect that has had or would reasonably be expected to cause or result in a material adverse effect on (i) the business, assets, liabilities, operations, results of operations, or condition (whether financial, operational or otherwise) of the Companies (considered together) or (ii) the Seller’s or any Holding Company’s ability to consummate the Transactions; provided, however, that the foregoing shall not include any such event or change resulting from or arising in connection with (a) changes or events affecting generally the industry in which the Companies operate, (b) changes in general economic or political conditions or changes in interest rates, currency exchange rates or currency fluctuations, (c) the public announcement of this Agreement or any action taken by a Party that is expressly required by this Agreement, (d) the enactment, repeal or change in any Law, any change in GAAP, or any interpretation of any of the foregoing after the Execution Date generally affecting the industry in which the Companies operate (except for any effect arising from, or relating to, the failure by Seller or any Company to comply with such enactment, repeal, change or interpretation), (e) the public announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of customers) with respect to the Companies, or (f) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof generally affecting the industry in which the Companies operate (except to the extent any such matter in clauses (a), (b), (d) or (f) disproportionately affects the Companies as compared to other industry participants). For purposes of this definition, “the enactment, repeal or change in any Law” means the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law which occurs subsequent to the Execution Date.
“Material Contracts” has the meaning set forth in Section 3.17(a).
“MoGas 2022 Financials” has the meaning set forth in Section 3.6.
“MoGas Pipeline” has the meaning set forth in Recital B.
“MoGas Pipeline Co.” has the meaning set forth in Recital A.
“Most Recent Balance Sheet” means, with respect to a Company, the unaudited consolidated balance sheet of such Company as of the Interim Balance Sheet Date.
“Mowood” has the meaning set forth in Recital A.
“NGA” has the meaning set forth in Recital B.
“OG 2022 Financials” has the meaning set forth in Section 3.6.
“OG Financials” has the meaning set forth in Section 3.6.
“Omega Pipeline” has the meaning set forth in Recital C.
“Omega Pipeline Co.” has the meaning set forth in Recital A.
“OP 2022 Financials” has the meaning set forth in Section 3.6.
“OP Financials” has the meaning set forth in Section 3.6.
“Order” means any writ, judgment, decree, award, ruling, subpoena, verdict, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).
“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents) of such corporation, (b) as to any limited liability company, the certificate or articles of formation and the operating or limited liability company agreement (or equivalent or comparable constitutive documents) of such limited liability company, and (c) as to any other form of business entity, the comparable charter, organizational, or constitutive documents of such business entity.
“Outside Date” has the meaning set forth in Section 8.1(b).
“Owned Real Property” means all real property (including any improvements thereon and rights appurtenant thereto) owned in fee by any of the Companies or in which a Company has an ownership interest.
“Parties” has the meaning set forth in the first paragraph of this Agreement.
“Payoff Letters” has the meaning set forth in Section 2.4(c)(i).
“Permit” means each permit, certificate, license, franchise, registration, variance, consent, approval, or authorization granted by or obtained from, any Governmental Authority.
“Permitted Liens” means any (a) inchoate mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens arising or incurred in the ordinary course of business securing amounts that are not due and payable, or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are set aside, but excluding any such matters to the extent arising out of a breach or default by a Company or any of its Affiliates under the applicable Contract, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Most Recent Balance Sheets, (c) pledges or deposits under workers’ compensation legislation, unemployment insurance laws or similar laws, (d) good faith deposits in connection with bids, tenders or contracts, including rent security deposits, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) in the case of real property, easements, crossing agreements, covenants and other restrictions (whether or not recorded) that do not, individually or in the aggregate, materially interfere with or impair the use of or access to the property burdened thereby, or the conduct of the Business of the Companies as presently conducted, and (g) in the case of Contracts, restrictions on the assignment thereof as set forth therein.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.
“Personal Information” means any data or other information that is defined as “personal data,” “personally identifiable information,” “protected health information,” “personal information”, or similar term under any applicable Law, including any such data or information that alone or in combination with other information identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer or household.
“PHMSA Audit” means the ongoing review by the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration of the MoGas Pipeline control room that was initiated on May 9, 2022.
“Pipelines” has the meaning set forth in Recital C.
“Plan” means (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), (b) any other plan, arrangement or policy providing for health, life, vision or dental insurance coverage, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits or post retirement insurance, compensation or benefits, (c) each profit sharing, deferred compensation, bonus, equity purchase, equity option, restricted equity, equity bonus, equity ownership, equity appreciation rights, phantom equity, profits interests or any other equity or equity-based plan or agreement or other forms of incentive compensation, or (d) each employment or consulting agreement, offer letter or severance, retention, change of control, termination, employee loan, advance or other compensation plan, agreement, arrangement, program, policy or practice, which is entered into, maintained, or sponsored by a Company, or as to which any Company makes contributions or is required to make contributions or has any Liabilities thereunder, or which covers or provides benefits to any current or former employee, director, officer, manager, independent contractor or consultant of a Company, in each case, whether or not subject to ERISA, and whether such arrangement is oral or in writing.
“Pre-Closing Statement” has the meaning set forth in Section 2.3(a)(iii).
“Privacy Policies” has the meaning set forth in Section 3.24(b).
“Privileged Communications” has the meaning set forth in Section 9.21(b).
“Proprietary Information” has the meaning set forth in Section 5.5(a).
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the first paragraph of this Agreement.
“Purchaser Benefit Plan” has the meaning set forth in Section 5.7(b).
“Purchaser Fundamental Representations” has the meaning set forth in Section 7.1(a).
“Qualified” means, as to any representation, warranty, obligation, covenant or other agreement, as applicable, that such provision is subject to a “materiality”, “material”, “Material Adverse Effect”, “in all material respects”, or similar materiality qualification, but excluding any knowledge qualification, and “Qualification” means the qualification in question.
“Real Property” means the Owned Real Property, the Leased Real Property and the Rights of Way, collectively.
“Real Property Leases” has the meaning set forth in Section 3.12(b).
“Release” means any release, spill, emission, discharge, leaking, leaching, pumping, pouring, dumping, emptying, injection, deposit, disposal of or migration into or through the indoor or outdoor environmental medium (including ambient air, surface water, groundwater, land and surface or subsurface strata) or into or out of any property.
“Remedies Exception” has the meaning set forth in Section 3.1(b).
“Representatives” means, with respect to any Person, such Person’s accountants, financial consultants, investment bankers, legal counsel, agents and other representatives.
“Response Period” has the meaning set forth in Section 7.3(a).
“Return” or “Returns” has the meaning set forth in Section 3.16(a)(i).

“Rights of Way” means real estate licenses, easements, franchise agreements and other real property use rights (other than Owned Real Property and Leased Real Property) granted to a Company.
“Schedule Supplement” has the meaning set forth in Section 5.9.
“Seller” has the meaning set forth in the first paragraph of this Agreement.
“Seller Fundamental Representations” has the meaning set forth in Section 7.1(a).
“Seller Group” has the meaning set forth in Section 9.21(a).
“Seller Group Law Firm” has the meaning set forth in Section 9.21(a).
“Seller Taxes” means any and all Taxes (a) imposed on any Company for any Tax period ending on or before the Closing Date and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.6(b)), (b) of any Consolidated Group (or any member thereof, other than any Company) of which any Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, and (c) of any other Person for which any Company is or has been liable as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business in which Taxes are not the primary purpose of the contract) or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; provided, however, no such Taxes will constitute Seller Taxes to the extent such Taxes were included as a current liability in the calculation of Final Working Capital.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“Subsidiary” means any Person in which any Company, directly or indirectly through other Subsidiaries, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person.
“Survival Period” has the meaning set forth in Section 7.1(a).
“Target Working Capital” has the meaning set forth in Section 2.2.
“Tax” or “Taxes” means (a) any income, franchise, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under the former Internal Revenue Code Section 59A), customs duties, capital stock, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax or similar charge, fee, levy, unclaimed property or escheat obligation, or other assessments imposed or required to be withheld by any Governmental Authority and (b) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a), whether disputed or not.
“Tax Contest” has the meaning set forth in Section 5.6(c)(i).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority that imposes or collects Taxes, including the Internal Revenue Service and any federal, state, local or foreign taxing or regulatory authority.
“Third Party Claims” has the meaning set forth in Section 7.3(b).
“Third Party Leases” means the leases and similar Contracts (including all modifications, amendments and supplements thereto) pursuant to which any of the Companies is a landlord, sublandlord, lessor or sublessor or otherwise grants to a third party the right to use or occupy any Real Property.

“Transaction Documents” means this Agreement, the Confidentiality Agreement and any other documents, certificates or instruments executed or delivered in connection herewith or with the Transactions.
“Transactions” has the meaning set forth in Recital F.
“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, real property transfer, recording, documentary, stamp, registration, stock, excise, conveyance, notarial, filing, permit, license, authorization and similar Taxes, including any such Taxes due in respect of property owned by an entity the equity of which is transferred.
“UPSL” has the meaning set forth in Recital A.
“UPSL 2022 Financials” has the meaning set forth in Section 3.6.
“UPSL Financials” has the meaning set forth in Section 3.6.
“Wire Transfer Instructions” has the meaning set forth in Section 2.3(a)(i).
“Working Capital” means, as of the Closing: (a) current assets and prorated unbilled revenues of the Companies, minus (b) current liabilities of the Companies, in each case, that are described on the Working Capital Schedule.
“Working Capital Schedule” means the schedule attached hereto as Schedule 1, which sets forth the specific items of assets and liabilities to be used in computing “Working Capital”.
1.2Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words (including terms defined herein) using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or “Recital” or other subdivision refer to the specified Article, Section or Recital or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the ordinary and usual course of day-to-day operations of the business of the Companies through the date hereof consistent with past practice, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated, (viii) references to “days” are to calendar days, unless the term “Business Days” is used, (ix) the word “or” has the inclusive meaning represented by the phrase “and/or,” and (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(b)When used herein, the phrases “to the knowledge of” any Person or “known to” any Person, or any similar phrases or words, mean (i) with respect to any Person who is an individual, the actual knowledge of such Person, and (ii) with respect to any other Person, the actual knowledge of the officers and directors of such Person (provided that, with respect to Seller, knowledge shall be limited to the actual knowledge of David Schulte, Chief Executive Officer of Seller, Richard Kreul, President of each of the Companies, Daniel Klein, Vice President of Operations of MoGas Pipeline Co., Mike Mertz, Controller of MoGas Pipeline Co., and James Newton, Operations Foreman of Omega Pipeline Co.), in each case after due inquiry.
Article 2
PURCHASE AND SALE OF INTERESTS; CLOSING
1.1Company Interests. At the Closing, subject to the terms and conditions set forth herein, Purchaser shall purchase and acquire from the Holding Companies, and Seller shall cause each of the Holding Companies to sell and transfer to Purchaser, the Company Interests, free and clear of any and all Liens.
1.2Purchase Price. As payment in full for the Company Interests, Purchaser shall pay a cash amount equal to one hundred seventy-five million dollars ($175,000,000), adjusted as set forth in this Agreement (the “Purchase Price”). The Purchase Price shall be increased on a dollar-for-dollar basis by the amount, if any, by which Working Capital as of the Closing exceeds zero dollars ($0) (the “Target Working Capital”) or decreased on a dollar-for-dollar basis by the amount, if any, by which Target Working Capital exceeds Working Capital as of the Closing.
1.3Pre-Closing Events; Closing Statement.
(a)Seller Pre-Closing Deliverables. Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser:
(i)wire transfer instructions for the payments to be made by Purchaser pursuant to Section 2.3(b) (collectively, the “Wire Transfer Instructions”);
(ii)the estimated consolidated balance sheet for the Companies as of the Closing Date prepared in accordance with GAAP (subject to the absence of footnotes and corporate allocations for overhead and support services and to normal recurring year-end adjustments), applied on a basis consistent with past practice (the “Estimated Closing Balance Sheet”); and
(iii)a statement (the “Pre-Closing Statement”), reflecting Seller’s estimation of the Purchase Price as of the Closing Date (the “Estimated Purchase Price”), which shall be determined by comparing the Working Capital as set forth on the Estimated Closing Balance Sheet (the “Estimated Working Capital”) to the Target Working Capital and applying the provisions of Section 2.2 to compute any estimated adjustment to the Purchase Price.
(b)Closing Date Payments. On the Closing Date, Purchaser shall:
(i)pay the amounts set forth in, and in accordance with the instructions in, the Payoff Letters;

(ii)pay the Company Transaction Expenses (if any); and
(iii)pay to Seller the Estimated Purchase Price (as determined in Section 2.3(a)), after deduction for the amounts paid pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii).
All of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as specified in the applicable Wire Transfer Instructions.
1.4Closing.
(a)Place and Time. The Closing shall take place via the exchange of documents by email at 10:00 a.m. Central Time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article 6 (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at a time or place otherwise agreed to by Seller and Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”
(b)Purchaser Closing Deliveries. At the Closing, Purchaser shall make the cash payments set forth in Section 2.3(b) and deliver or cause to be delivered to Seller a certificate, signed by a duly authorized officer of Purchaser and dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied; and
(c)Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(i)payoff letters and Lien discharges from all financial institutions (or the applicable agent, trustee or other Representative on behalf of such Persons) to which any Indebtedness of any Company is owed (collectively, the “Payoff Letters”), as set forth on Schedule 3.15 of the Company Disclosure Schedule, (A) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such amounts through the Closing Date, (B) providing that, upon payment in full of such amounts, all obligations owed to such holder with respect to such amounts are satisfied and released in their entirety, and (C) providing that upon payment in full of such amounts, all Liens and other collateral securing such amounts are terminated and released;
(ii)certificates from authorized officers of each Company attaching and certifying, as of the Closing Date, (A) the Organizational Documents of each Company and (B) the incumbency, names, and signatures of the directors or managers (as the case may be) and officers of the Companies;
(iii)a certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;
(iv)resignations of all directors or managers (as the case may be) and officers, in each case as such, of each Company, as may be requested by Purchaser at least five (5) Business Days prior to Closing;
(v)from each Holding Company an Internal Revenue Service Form W-9, duly completed and executed by such Holding Company (or, if such Holding Company is treated as an entity disregarded as separate from another Person for U.S.

federal income tax purposes, the Person that is treated as its regarded owner for such purposes);
(vi)assignments of the Company Interests for each Company to Purchaser in the form of Exhibit B attached hereto (the “Assignment of Membership Interests”), duly executed by each Holding Company with respect to the Company Interests held by such Holding Company; and
(vii)transaction invoices or pay-off letters with respect to all Company Transaction Expenses.
1.5Post-Closing Working Capital True-Up.
(a)For the purpose of confirming the Estimated Working Capital, Purchaser shall prepare, or cause to be prepared, a consolidated balance sheet of the Companies as of the Closing Date, which balance sheet will be prepared in accordance with GAAP (subject to the absence of footnotes and corporate allocations for overhead and support services and to normal recurring year-end adjustments), applied on a basis consistent with past practice in the preparation of the Company Financials (the “Final Closing Balance Sheet”).
(b)As soon as reasonably practicable, but in any event no later than seventy-five (75) days after the Closing Date, Purchaser shall deliver to Seller the Final Closing Balance Sheet, together with a worksheet showing the difference, if any, between the Estimated Working Capital and Working Capital shown on the Final Closing Balance Sheet (the “Final Working Capital”). If, within thirty (30) days after the date of the delivery to Seller of the Final Closing Balance Sheet, Seller determines in good faith that Seller disagrees with any portion of the Final Closing Balance Sheet provided by Purchaser pursuant to the immediately preceding sentence (any such disputed items being the “Disputed Items”), then Seller may deliver a written notice (a “Dispute Notice”) to Purchaser within such 30-day period, which Dispute Notice shall: (i) set forth Seller’s proposed resolution of the Disputed Items (including Seller’s determination of Working Capital as of the Closing Date taking into account such proposed resolution of the Disputed Items) and (ii) include materials showing in reasonable detail Seller’s support for such position. Until the final determination of the Final Closing Balance Sheet and the Final Working Capital in accordance with this Section 2.5(b), Seller and its Representatives shall have access to the books and records of, and workpapers prepared by or at the direction of, the Companies and any successors or assigns thereto to the extent that such books, records, and workpapers relate to such matters and to such historical financial information (to the extent in Purchaser’s possession) relating to such matters as Seller may reasonably request for the purpose of reviewing the Final Closing Balance Sheet and the determination of the Final Working Capital and to prepare a Dispute Notice. If Purchaser and Seller are unable to resolve any disagreement among them with respect to such matters within fifteen (15) days (or such longer period as mutually agreed to by Seller and Purchaser) after the delivery of a Dispute Notice by Seller to Purchaser, then the Disputed Items (but no others) may be referred by Seller or Purchaser for determination to CBIZ, Inc. (or its appropriate Affiliate) (the “Independent Accountant”) for resolution. Each of Seller and Purchaser shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within fifteen (15) days from the date of the referral. The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, by selecting from the position of either Seller or Purchaser as to the amount of each Disputed Item. The Independent Accountant shall be authorized to select only the position as to the amount of each Disputed Item as presented by either Seller or Purchaser. The Independent Accountant shall have no power to reach any other result and shall select the amount of each Disputed Item that, in its judgment, is the closest to being in conformity with this Agreement. If at any time Seller and Purchaser resolve their dispute with respect to any Disputed Item, then notwithstanding the preceding provisions of this Section 2.5(b), the Independent Accountant’s involvement promptly shall be discontinued with respect to such Disputed Item and the Final Closing Balance Sheet shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. The Parties shall make readily available to the Independent Accountant all relevant books and records relating to such matters and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant shall be borne by either Seller or Purchaser based upon whose position as to the amount of all Disputed Items determined by the Independent Accountant was closest to the amount of such Disputed Items as determined by the Independent Accountant. The decisions of the Independent Accountant shall be final and binding for all purposes of this Agreement, and the Final Closing Balance Sheet shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.
(c)Following the final determination of the Final Closing Balance Sheet and the Final Working Capital in accordance with Section 2.5(b), Purchaser or Seller, as applicable, shall make or cause to be made such true-up payments to one another as are required to place Purchaser and Seller in the same position in which they would have been had the Final Closing Balance Sheet and the Final Working Capital been known at the Closing and had the Final Working Capital, rather than the Estimated Working Capital, been used to determine the amount payable under Section 2.3(b)(iii).
(d)Any true-up payment required to be made by Seller pursuant to Section 2.5(c) is referred to as the “Final Seller Payment.” If Seller is required to make the Final Seller Payment, then Seller shall promptly (but in any event within five (5) Business Days) pay or cause to be paid an amount equal to the Final Seller Payment to Purchaser by wire transfer of immediately available funds in accordance with wire transfer instructions provided in writing by Purchaser to Seller.
(e)Any true-up payment required to be made by Purchaser pursuant to Section 2.5(c) is referred to as the “Final Purchaser Payment.” If Purchaser is required to make the Final Purchaser Payment, then Purchaser shall promptly (but in any event within five (5) Business Days) pay or cause to be paid an amount equal to the Final Purchaser Payment to Seller by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions.
1.6Tax Treatment and Allocation of Purchase Price. The Parties intend for the sale and purchase of the Company Interests hereunder to be treated for U.S. federal income tax and applicable state income tax purposes as a sale of 100% of the assets of the Companies. The Parties agree that the Purchase Price and any liabilities properly treated as consideration for U.S. federal income Tax purposes collectively, the “Allocable Amount”) shall be allocated among the assets of the Companies for U.S. federal and applicable state income Tax purposes at their respective fair market values in accordance with Section 1060 of the Internal Revenue Code, and the allocation methodology and principles set forth in Schedule 2.6 of the Company Disclosure Schedule (the “Allocation Methodology”). No later than thirty (30) days following the final determination of the Final Closing Balance Sheet and the Final Working Capital in accordance with Section 2.5(b), Purchaser shall provide Seller with a proposed allocation of the Allocable Amount based on the Allocation Methodology, for Seller’s review and comment. Within thirty (30) days after Seller’s receipt of the proposed allocation of the Allocable Amount, Seller shall indicate its concurrence therewith, or propose to Purchaser any changes to the proposed allocation of the Allocable Amount. Seller’s failure to notify Purchaser of any objection to the proposed allocation of the Allocable Amount within thirty (30) days after receipt thereof shall constitute Seller’s concurrence therewith. The Parties shall use commercially reasonable efforts to resolve any disputes with respect to such proposed allocation. The allocation of the Allocable Amount as agreed upon by Purchaser and Seller shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Purchaser with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Internal Revenue Code. Each Party agrees not to take any position inconsistent with the agreed upon allocation of the Allocable Amount, including on any Tax Returns, unless required by a final determination as defined in Section 1313 of the Internal Revenue Code or with the consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed.
1.7Withholding Tax. Purchaser and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to Seller or its Affiliates hereunder (and Seller and its Affiliates shall indemnify, defend and hold harmless Purchaser and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided, however, that if a payor believes a payment is subject to withholding, such payor shall provide not less than five (5) days’ prior written notice to the payee so that the payee can provide such information or certification to reduce or eliminate any such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding. To the knowledge of Purchaser, no amounts are expected to be required to be deducted or withheld from any amounts payable or deliverable to Seller or its Affiliates hereunder provided that each Holding Company provides the IRS Form W-9 described in Section 2.4(c)(v) at Closing.
Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser as of the Execution Date and as of the Closing Date as follows:
1.1Organization; Qualification; Authorization.
(a)Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted and to own and operate its properties as they are now being owned and operated. The jurisdictions in which each Company is formed or organized, in which it is duly qualified or licensed to do business as a limited liability company, and in which it is in good standing, is listed on Schedule 3.1 of the Company Disclosure Schedule. There are no other jurisdictions in which any Company is required to be qualified or licensed to do business as a foreign entity. The copies of the Organizational Documents of each Company that have been previously delivered to Purchaser are true, complete and correct. No Company is in default under or in violation of any provision of its Organizational Documents.
(b)Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Seller has all requisite right, power and authority and all approvals required to enter into, execute and deliver this Agreement and the other Transaction Documents to which Seller is a party and to perform fully its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller. This Agreement and the other Transaction Documents to which Seller is a party, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by Purchaser and other parties thereto, are valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in equity or at law) (the “Remedies Exception”).
(c)Mowood is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Corridor Leeds is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Corridor MoGas is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Each Holding Company has all requisite right, power and authority and all approvals required to enter into, execute and deliver any Transaction Document to which such Holding Company is a party and to perform fully its obligations thereunder. Any Transaction Document to which a Holding Company is a party has been duly executed and delivered by such Holding Company. Any Transaction Document to which any Holding Company is a party, assuming due authorization, execution and delivery of such Transaction Document by Purchaser and other parties thereto, are valid and binding obligations of such Holding Company enforceable against such Holding Company in accordance with their respective terms, subject to the Remedies Exception.
1.2Company Interests. Schedule 3.2 of the Company Disclosure Schedule sets forth the ownership of the Company Interests. All of the outstanding membership interests of MoGas Pipeline Co. and UPSL are owned, of record and beneficially, by Corridor MoGas; all of the outstanding membership interests of Omega Gas are owned, of record and beneficially, by Corridor Leeds; all of the outstanding membership interests of Omega Pipeline Co. are owned, of record and beneficially, by Mowood. Except as set forth in this Section 3.2, no Company has issued or outstanding equity interests of any kind and no contractual obligations to issue any interests. All of the outstanding membership interests of the Companies are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.2 of the Company Disclosure Schedule, all of the outstanding Company Interests are held, free and clear of any restrictions on transfer (other than any restrictions under federal and state securities Laws) or Liens. There are no preemptive or other outstanding rights, options, warrants, purchase rights, convertible securities, or other contracts, agreements or commitments obligating any Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interest. The Company Interests are not certificated.
1.3No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller does not, and the consummation of the Transactions will not: (a) conflict with or violate any provision of the Organizational Documents of Seller, any Holding Company or any Company; (b) conflict with or violate any applicable Law or breach, violate, conflict with or result in a default under, or constitute (with or without due notice or lapse of time or both) a breach or violation of or conflict or default under any Permit of any Company or any Order binding upon Seller, any Holding Company or any Company; (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification or acceleration) under, or result in a forfeiture or impairment of any material rights under, any Material Contract; or (d) result in the imposition or creation of any Liens on the Company Interests or any of the property or assets held or leased by any Company.
1.4No Consents. Except as listed on Schedule 3.4 of the Company Disclosure Schedule, no approval, consent, license, permit, order or authorization of, or registration,

declaration, notice or filing to or with, any Governmental Authority or other Person is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation of the Transactions.
1.5No Litigation. There is no Action pending or, to the knowledge of Seller, threatened against Seller or any Company or affecting the properties or assets of any Company or the Transactions, except for the PHMSA Audit. Since January 1, 2018, no judgment has been entered in any Action involving any Company nor has any such Action been settled, dismissed or otherwise resolved, except for the MoGas Pipeline Co. NGA section 4 rate case in FERC Docket No. RP18-877, and filings made in accordance with the MoGas Pipeline Co. Tariff and FERC regulations, publically available on the FERC eLibrary website. No Company is subject to any Order with respect to any aspect of the business, affairs, properties or assets of any Company. There are no unsatisfied judgments, penalties or awards against any Company.
1.6Financial Statements.
(a)Schedule 3.6 of the Company Disclosure Schedule sets forth true, complete and accurate copies of: (i) the unaudited balance sheet of MoGas Pipeline Co. as of December 31, 2022, and the related unaudited statement of income of MoGas Pipeline Co. for the twelve (12) month period ended December 31, 2022 (the “MoGas 2022 Financials”); (ii) the unaudited balance sheet of MoGas Pipeline Co. as of March 31, 2023 (the “Interim Balance Sheet Date”) and the related unaudited statement of income of MoGas Pipeline Co. for the three (3) month period then ended (together with the MoGas 2022 Financials, the “MoGas Financials”); (iii) the unaudited balance sheet of UPSL as of December 31, 2022 and the related unaudited statement of income of UPSL for the twelve (12) month period ended December 31, 2022 (the “UPSL 2022 Financials”); (iv) the unaudited balance sheet of UPSL as of the Interim Balance Sheet Date and the related unaudited statement of income of UPSL for the three (3) month period then ended (together with the UPSL 2022 Financials, the “UPSL Financials”); (v) the unaudited balance sheet of Omega Pipeline Co. as of December 31, 2022, and the related unaudited statement of income of Omega Pipeline Co. for the twelve (12) month period ended December 31, 2022 (the “OP 2022 Financials”); (vi) the unaudited balance sheet of Omega Pipeline Co. as of the Interim Balance Sheet Date and the related unaudited statement of income of Omega Pipeline Co. for the three (3) month period then ended (together with the OP 2022 Financials, the “OP Financials”); (vii) the unaudited balance sheet of Omega Gas as of December 31, 2022, and the related unaudited statement of income of Omega Gas for the twelve (12) month period ended December 31, 2022 (the “OG 2022 Financials”) and (viii) the unaudited balance sheet of Omega Gas as of the Interim Balance Sheet Date and the related unaudited statement of income of Omega Gas for the three (3) month period then ended (together with the OG 2022 Financials, the “OG Financials”, and the OG Financials together with the MoGas Financials, the UPSL Financials and the OP Financials, the “Company Financials”). The Company Financials have been prepared in accordance with GAAP (subject to the absence of footnotes and corporate allocations for overhead and support services and to normal recurring year-end adjustments) and are in accordance with the books and records of the Companies. The Company Financials present fairly, in all material respects, the financial condition and operating results of the Companies as of the dates and during the periods indicated therein.
(b)The financial books and records of Seller and the Companies have been maintained in all material respects in compliance with GAAP and accurately reflect in all material respects the dealings and transactions in respect of the business, revenues, expenses, assets, liabilities and affairs of the Companies.
(c)All accounts receivable of the Companies shown on the Company Financials or arising after the date thereof: (i) are bona fide receivables and represent the amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business of the Companies, (ii) to the knowledge of Seller, are legal, valid and binding obligations of the obligors, (iii) have not been pledged or assigned to any other Person by any Company and (iv) to the knowledge of Seller, are not subject to any dispute, set-off, defense or other claim other than cash discounts accrued in the ordinary course of business of the Companies.
(d)Seller maintains a system of accounting established and administered in accordance with GAAP. To the knowledge of Seller, neither Seller nor any Company has identified any fraud that involves any of the management or other employees of Seller or any Company who have a role in the preparation of financial statements.
1.7Brokers. None of the Companies have or will have any obligation to a broker, finder or investment banker for fees or commissions in connection with the Transactions.
1.8No Material Adverse Effect; Operation in the Ordinary Course. Since the Interim Balance Sheet Date, (a) there has not been any change, event, circumstance, occurrence or development that individually or in the aggregate has had or would be reasonably expected to have a Material Adverse Effect, (b) each Company has operated in the ordinary course of business and (c) except as listed on Schedule 3.8 of the Company Disclosure Schedule, there has not been any action taken with respect to the Business or any Company that, if taken during the Interim Period without Purchaser’s consent, would constitute a breach of Section 5.1.
1.9Compliance with Laws.
(a)Each Company is in material compliance with all applicable Laws. No Company has received any written notice from any Governmental Authority (i) alleging that any Company is in violation of any Laws or (ii) that any Company is under investigation, other than pursuant to the PHMSA Audit, with respect to compliance with Laws.
(b)Except as set forth in Schedule 3.9(b) of the Company Disclosure Schedule, each Company possesses, and is in material compliance with, all Permits which are necessary for such Company to carry on its business and occupy its facilities and each such Permit is in full force and effect in accordance with its terms and (i) there is no pending, nor, to the knowledge of Seller, threatened Action or objection against any Company by any Person which questions or contests the validity of, or any rights of any Company under, or seeks the nonrenewal or suspension of, any Permit, (ii) there is no outstanding notice of cancellation or termination of, or to the knowledge of Seller, any threatened cancellation or termination of, any Permit, and (iii) the Transactions will not adversely affect any Permit in any material respect.
1.10Employees.
(a)Schedule 3.10(a) of the Company Disclosure Schedule sets forth, individually and by category, the name of each Person employed by each Company, together with such Person’s employer, position or function, annual base salary or wage, accrued vacation and any incentive, severance or bonus arrangements with respect to such Person. The consummation of the Transactions (alone or together with any other event) will not entitle any person to any severance or other compensation in excess of $20,000 or any benefit under any Plan or cause the vesting or acceleration of the time of payment or award or entitlement under any Plan or result in any payment or series of payments by any Company.
(b)No Company has entered into or is bound by or subject to any collective bargaining agreement or any other Contract with any labor union and, to the knowledge of Seller, no labor union has requested to represent any of the employees of the Companies. There is no pending or, to the knowledge of Seller, threatened picketing, strike, slowdown, work stoppage, or other job action, lockout, grievance or other labor dispute involving any employee of any Company. There are no Claims against any Company pending or, to the knowledge of Seller, threatened based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure to employ any individual by any Company. Each Company is in material compliance with all Laws relating to the employment of labor, including all Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation.
(c)Schedule 3.10(c) of the Company Disclosure Schedule sets forth all employment agreements, severance agreement or other contractual obligations of the Companies with respect to any employee of the Companies.
(d)All individuals characterized and treated by a Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects.
1.11Plans; ERISA.
(a)All of the Plans are listed on Schedule 3.11(a) of the Company Disclosure Schedule.
(b)Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the trust(s) maintained pursuant thereto intended to be exempt from federal income taxation under Section 501 of the Internal Revenue Code is either (i) subject to a current favorable determination letter from the Internal Revenue Service regarding such qualification, or (ii) based upon a master and prototype or volume submitter form, and the sponsor of such form has received a current advisory opinion from the Internal Revenue Service as to the form upon which each Company is entitled to rely under applicable Internal Revenue Service procedures. To the knowledge of Seller, no event has occurred with respect to any Plan which will or could reasonably give rise to the disqualification of any such Plan.
(c)No Company nor any of its respective ERISA Affiliates currently sponsors, maintains or contributes to (or is obligated to contribute to) or has, within the last six (6) years, sponsored, maintained, contributed to, or been obligated to contribute to, or had any Liability with respect to: (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Internal Revenue Code Section 414(j)), (ii) a “multiemployer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)). No Company has incurred, and to the knowledge of Seller, there are no circumstances under which any of them could reasonably incur any Liability under Title IV of ERISA. No Company nor any ERISA Affiliate has incurred any Liability or penalty under Section 4971 through 4980E of the Internal Revenue Code or Title I of ERISA.
(d)None of the Plans promises or provides retirement, medical, life insurance or other welfare benefits subsequent to termination of employment to any person except as required by Internal Revenue Code Section 4980B and ERISA Sections 601 to 608 and any similar state Laws and at the sole expense of the participant or such participant’s spouse or dependents.
(e)To the knowledge of Seller, each Plan has been maintained, funded and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Internal Revenue Code, which are applicable to such Plans. Neither Seller nor any Company has received any notice from any

Governmental Authority questioning or challenging such compliance. To the knowledge of Seller, neither any Plan nor any Company is subject to any Tax or penalty under the Patient Protection and Affordable Care Act.
(f)Within the past three (3) complete calendar years and the current calendar year, no Plan is or has been under audit or is or has been the subject of an investigation, prosecution, inquiry, hearing or other proceeding by the Internal Revenue Service, the Department of Labor or other Governmental Authority. To the knowledge of Seller, no Plan is the subject of a threatened investigation, prosecution, inquiry, hearing or other proceeding by the Internal Revenue Service, the Department of Labor or other Governmental Authority.
(g)No Action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or is pending, or to the knowledge of Seller, has been threatened with respect to any Plan.
(h)Neither Seller, nor to the knowledge of Seller, any ERISA Affiliate, and nor any administrator or fiduciary of any Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any Company to any Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Internal Revenue Code Section 4975) of any Plan has engaged in any nonexempt “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406) with respect to which the Company has any Liability.
(i)No Company maintains a non-qualified deferred compensation plan (as defined in Section 409A(d)(1) of the Internal Revenue Code).
(j)Except as set forth on Schedule 3.11(j) of the Seller Disclosure Schedule, neither the execution, delivery or the performance of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will or could (i) accelerate the time of payment or vesting or increase the amount of, or trigger any funding of, compensation or benefits under any Plan or otherwise; (ii) result in any limitation on the right of a Company to amend, merge, terminate or receive a reversion of assets from any Plan or related trust; (iii) entitle any current or former director, officer, manager, employee, contractor or consultant of any Company to severance pay, termination pay or any other similar payment, right or benefit; (iv) result in any payment, right or benefit that would (A) not be deductible under Section 280G of the Internal Revenue Code or (B) could result in any excise tax on any “disqualified individual” (within the meaning of Section 280G of the Internal Revenue Code) under Section 4999 of the Internal Revenue Code. No Company has any obligation to gross-up or reimburse any current or former director, officer, manager, employee, contractor or consultant of any Company for any Taxes or related interest or penalties incurred by such individual, including under Section 4999, 409A or 105(h) of the Internal Revenue Code.
(k)With respect to each Plan, prior to the Closing, Seller has provided to Purchaser accurate and complete copies, if applicable, of (or if not contained in a written document, a description of): (i) all Plan documents and agreements and related trust agreements or insurance or annuity contracts; (ii) the most recent annual and periodic accounting of Plan assets; (iii) current summary plan descriptions, where applicable; (iv) the most recent Internal Revenue Service annual report (Form 5500 series); (v) the most recent Internal Revenue Service determination, opinion or advisory letter and (vi) for the three (3) most recent years, any notices or other communications to or from the Internal Revenue Service or any office or representative of the Department of Labor or any Governmental Authority in respect of such employee benefit plan

1.12Real Property.
(a)Schedule 3.12(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, by Company, of all Owned Real Property. The applicable Company has good, marketable and exclusive fee simple title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey or assign the Owned Real Property, free and clear of all Liens other than Permitted Liens.
(b)Schedule 3.12(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, by Company, of all Leased Real Property. Schedule 3.12(b) of the Company Disclosure Schedule also identifies, with respect to the Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of, and the parties to, such lease, sublease, license or other Contract, and each amendment, modification or supplement thereto (the “Real Property Leases”). The applicable Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Liens other than Permitted Liens. Each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the relevant Company and, to the knowledge of Seller, each other party thereto in accordance with its terms. The applicable Company has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Real Property Lease. None of the Companies, nor to the knowledge of Seller, any other party is in breach or violation of, or default under, any Real Property Lease and, to the knowledge of Seller, no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any Real Property Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding dispute with respect to any Real Property Lease.
(c)Schedule 3.12(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Third Party Leases. Each Third Party Lease is in full force and effect and is the valid, binding and enforceable obligation of the relevant Company and, to the knowledge of Seller, each other party thereto in accordance with its terms. The applicable third party tenant has accepted full possession of the premises subject to each Third Party Lease and is currently occupying and using same pursuant to the terms of the applicable Third Party Lease. None of the Companies, nor to the knowledge of Seller, any other party is in breach or default under such Third Party Lease, and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under such Third Party Lease. No security deposit or portion thereof deposited with respect to any Third Party Lease has been applied in respect of a breach or default under such Third Party Lease which has not been re-deposited in full.
(d)No Company other than MoGas Pipeline Co. and Omega Pipeline Company uses Rights of Way that are, individually or in the aggregate, material to the Business. With respect to each of the Rights of Way, (i) such Rights of Way is in full force and effect, and is valid, binding and enforceable, against the Companies (as applicable) and, to the knowledge of Seller, the other party(ies) thereto, (ii) none of the Companies nor Seller has received or given any written notice of material default or breach under such Rights of Ways; and (iii) there does not exist under or with respect to such Rights of Way any event which, with notice or lapse of time or both, would become a material default by the Companies (as applicable) or, to the knowledge of Seller, the other party(ies) thereto. All estates, rights, titles and interests of the Companies under each Rights of Way is held free and clear of any Liens, except for Permitted Liens. The Companies (as applicable) have a valid and existing easement or other contractual interest in, and a right to make use of, the real property subject to the Rights of Way as are necessary and useful to use, maintain, own and operate the Companies’ assets in the manner such assets are currently used, maintained, owned and operated by the Companies. Schedule 3.12(d)

of the Company Disclosure Schedule lists all Rights of Way used by the Companies in the conduct of the Business. To the knowledge of Seller, each agreement or instrument establishing the Rights of Way “runs with the land” and binds each successor fee owner of the property encumbered by the Rights of Way. The Pipelines are located wholly within the boundaries of the Rights of Way, and all other authorizations required for the permanent placement, operation, maintenance, repair and replacement of the Pipelines (including road crossing Permits and similar authorizations) are in full force and effect and will remain in full force and effect upon the consummation of the Transactions. The Rights of Way establish a continuous right of way and are free from gaps, other than such gaps as would not reasonably be expected to adversely affect in any material respect the Companies’ ability to own and operate the Pipelines from and after the Closing Date in the ordinary course of business as currently conducted by the Companies. The Companies have operated the Pipelines in all material respects in accordance with the terms and conditions of the instruments creating the Rights of Way and the Pipelines are located entirely within the relevant Right of Way parcels. The Rights of Way may be used for the purposes for which they are now used, in each case under the relevant Right of Way instruments and applicable Law.
(e)The Real Property constitutes all real property or interests therein (i) currently used, occupied or held for use in connection with the Business as presently conducted and (ii) necessary for the continued operation of the Business. The Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Real Property are in good operating condition, and no condition exists requiring repairs (other than routine maintenance) or alterations thereof. None of such improvements to any Real Property requires any special dispensation, variance or Permit that has not been obtained under any applicable Law. All buildings, structures and other improvements constituting a part of the Real Property are supplied with utilities and other services necessary for the operation of such buildings, structures or other improvements in the ordinary course of business. Except as set forth in Schedule 3.12(e) of the Company Disclosure Schedule, other than the Real Property Leases and the Third Party Leases no Real Property is subject to any lease or right of occupancy in favor of any third party.
(f)Seller has made available to Purchaser for inspection, complete and correct copies of the Real Property Leases, Third Party Leases, and the agreements and other instruments establishing or granting the Rights of Way, together with alignment sheets reflecting the continuity of the Pipelines. With respect to the agreements and other instruments establishing or granting the Rights of Way of MoGas Pipeline Co., together with the alignment sheets reflecting the continuity of the Pipelines, true and complete copies of such (and any amendments or supplements relating thereto) are maintained at the office of MoGas Pipeline Co. located in Wentzville, Missouri and are and shall be readily available for Purchaser’s review.
(g)To the knowledge of Seller, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no legal proceedings pending or, to the knowledge of Seller, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
(h)Neither Seller nor the Companies have received any notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property that have not been completed.

(i)None of the Companies, Seller, nor any of their Affiliates owns or holds, or is obligated under or is a party to, any option, right of first refusal or other contractual (or other) right or obligation to purchase, acquire, sell, assign or dispose of any portion of or interest in the Real Property.
(j)No work has been done at the Real Property, and no materials have been supplied to the Real Property, that have not been paid for, and there are no materialman’s Liens or mechanic’s Liens affecting the Real Property (other than Permitted Liens).
(k)The Companies and each parcel of Real Property (i) are in material compliance with all declarations of covenants, conditions or restrictions, restrictive covenants, and easement agreements, in each case affecting any Real Property, and (ii) have not received any notice of any material breach, violation or default under any such declarations, agreements or easements that has not been cured.
1.13Condition and Sufficiency of Assets; Title.
(a)Except as set forth on Schedule 3.13(a) of the Company Disclosure Schedule, (i) the Pipelines are structurally sound and free of material defects and deficiencies (whether in design or construction or otherwise), and (ii) the Pipelines and all buildings, fixtures, and material tangible personal property included in the properties and assets of the Companies are in good operating condition and repair, ordinary wear and tear excepted.
(b)Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule, the assets presently owned, leased or licensed by the Companies include all assets used in or necessary for the continuation of the Business as currently conducted.
(c)Except as set forth on Schedule 3.13(c) of the Company Disclosure Schedule, each Company has good and defensible title to, or in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, all of the Pipelines and material tangible personal property of such Company, free and clear of all Liens other than Permitted Liens.
1.14Pre-Closing Casualty Losses. As of the Execution Date, there has been no material casualty loss or material damage to any portion of the Pipelines that will remain outstanding and uncured as of the Closing Date.
1.15No Undisclosed Liabilities or Indebtedness.
(a)The Companies do not have any Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (i) Liabilities set forth or reflected on, or reserved against in, the Most Recent Balance Sheets, (ii) current Liabilities arising in the ordinary course of business after the Interim Balance Sheet Date (none of which results from a material breach of any Contract, a tort, an infringement Claim, or a violation of applicable Law), and (iii) Liabilities to be included in the computation of the Working Capital.
(b)Without limiting the generality of Section 3.15(a), no Company has any Indebtedness outstanding, except as set forth on Schedule 3.15 of the Company Disclosure Schedule.
1.16Tax Matters. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule:

(a)(i) All Tax Returns required to be filed with any Taxing Authority on or before the Closing Date by or on behalf of any Company (individually, a “Return”, collectively, the “Returns”) have been or will be filed when due in accordance with all applicable Laws and taking into account all properly obtained extensions of due dates; (ii) all Taxes shown as due and payable on the Returns that have been filed, and all other Taxes due and payable, whether or not reflected on a Return, have been timely paid in full to the appropriate Taxing Authority, and all of such Returns are true and complete in all material respects and all such payments are in the proper amounts; (iii) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Company; and (iv) there are no Liens for Taxes upon any asset of a Company except statutory Liens for current Taxes not yet due and payable.
(b)No Company has agreed to any extension or waiver of the statute of limitations period applicable to any Return or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired. No Company has executed any powers of attorney with respect to Tax matters that will remain in effect after the Closing. No Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any such agreements or arrangements not primarily related to Taxes) pursuant to which it will have any obligation to make any payments after the Closing.
(c)Each Company has complied with all applicable Laws relating to the payment and withholding of Taxes and information reporting obligations and has duly and timely withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by such Company, including payroll, sales, use and excise Taxes.
(d)There are no audits or other Actions currently pending or, to Seller’s knowledge, threatened with respect to any Company in respect of any Tax.
(e)Each Company, except MoGas Pipeline Co., is, and has been at all times since its formation, properly treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes. MoGas Pipeline Co. was converted from a Delaware corporation on December 31, 2002 to a Delaware limited liability company and has been properly treated as a disregarded entity for U.S. federal income tax purposes since the date of such conversion. No Company holds any interest that is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.
(f)No Company has received any claim from any Taxing Authority that the Company is or may be subject to taxation in a jurisdiction where the Company has not filed a Tax Return.
(g)No Company has (i) deferred any Taxes (including payroll Taxes imposed by Sections 3101(a) and 3201 of the Internal Revenue Code) pursuant to Section 2302 of the CARES Act that have not been paid in full or (ii) claimed any tax credit under Section 2301 of the CARES Act (including employee retention credits under the CARES Act) or otherwise taken any action to elect or avail itself to any provision of the CARES Act related to Taxes.
(h)To the knowledge of Seller, no Transfer Taxes will be become due and payable as a result of, or in connection with, the sale of the Company Interests to Purchaser pursuant to this Agreement.

1.17Material Contracts.
(a)Except for the Real Property Leases and Rights of Way, Schedule 3.17(a) of the Company Disclosure Schedule lists all Contracts, including all amendments thereto, to which any Company is a party, or by which any of the properties and assets of any Company are bound, and that fall into one or more of the following categories (the “Material Contracts”):
(i)All Contracts for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party that require aggregate payments by the Companies, or result in revenues to the Companies, of $100,000 or more during the current or any subsequent fiscal year of the Companies;
(ii)All Contracts to sell or supply products or to perform services involving in any one case $100,000 or more;
(iii)All Contracts continuing over a period of more than six (6) months from the date hereof or exceeding $100,000 in value;
(iv)All Contracts with any distributor, dealer, representative or sales agency;
(v)All Contracts with any officer, director, consultant, independent contractor or employee, or any other Person in which any such Person has an interest, or any third party agency supplying the services of any consultants, employees (including temporary employees or “leased” employees) or independent contractors to such Company (including any non-competition, confidentiality, trade secret or similar agreement);
(vi)All Contracts (including any lease, rental or occupancy agreement, license, or installment or conditional sale agreement) under which such Company is either lessor or lessee;
(vii)All Contracts (including any note, debenture, bond, equipment trust agreement, letter of credit agreement, or loan agreement) for Indebtedness;
(viii)All Contracts creating a Lien (other than a Permitted Lien) on such Company’s assets;
(ix)All Contracts for any capital expenditure or leasehold improvement except for agreements regarding the foregoing that in the aggregate do not exceed $100,000 annually;
(x)All Contracts limiting or restraining such Company from engaging or competing in any manner or in any business;
(xi)All Contracts that relate to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by such Company;
(xii)All Contracts related to the management of such Company or any of its properties or assets, including any agreement related to asset management, network management, interconnection, tariff administration or shared use of assets in excess of $100,000 in value;

(xiii)All joint venture, partnership, alliance or similar agreements (however named);
(xiv)All Contracts with Seller or any of its Affiliate (other than any other Company);
(xv)All Contracts for gathering, processing, treating, transportation, compression, blending, treating, dehydration, measurement, balancing, storage, sale or purchase of natural gas and all other natural gas marketing-related Contracts affecting the Companies or the Pipelines that are not, by the terms thereof, subject to termination by the applicable Companies upon ninety (90) days or less notice without penalty;
(xvi)All executory Contracts for the acquisition or disposition of all or any of the Companies’ assets, other than as set forth in clause (xv) above;
(xvii)All Contracts between a Company and a Governmental Authority;
(xviii)All Contracts for which the principal purpose is to provide indemnification;
(xix)All Contracts that are intended to benefit from or reduce or eliminate risk of fluctuations in interest rates, exchange rates or the price of commodities, including hedges, swaps, collars, puts, calls, and options; and
(xx)All contracts related to any settlement or other resolution of any Action pursuant to which any Company has any ongoing material performance obligations.
(b)No Company nor, to the knowledge of Seller, any other party is in material default under any Material Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by any Company or, to the knowledge of Seller, any other party to a Material Contract. Each of the Material Contracts is the valid and binding obligation of the Company which is a party to such Material Contract and, to the knowledge of Seller, the other parties thereto. To the knowledge of Seller, each Material Contract is in full force and effect and as to the Company that is a party thereto, is enforceable in accordance with its terms, except as enforcement may be limited by the Remedies Exception. No Company has received written or, to the knowledge of Seller, oral notice of an intention by any party to any Material Contract to terminate such Material Contract or amend the terms thereof. Seller has provided to Purchaser a true and complete copy of each Material Contract.
1.18Environmental Matters.
(a)In all material respects, each Company, is in compliance, and has complied for the past three (3) years, with all Environmental Laws applicable to such Company.
(b)Except for the PHMSA Audit, no Company is the subject of any Action, Order, settlement, assessment, or Contract arising under any Environmental Laws, and, to the knowledge of Seller, no investigation has been commenced and no Action or assessment is threatened against any of Company under any Environmental Laws.
(c)Except for the PHMSA Audit, no Company has received any written notice, report or other written information regarding any actual or alleged violation of, or any Liability arising under, any Environmental Laws from any Governmental Authority or other

Person, which remains pending or unresolved, or is the source of ongoing material obligations or requirements.
(d)To the knowledge of Seller, there has been no material Release of any Hazardous Substances by any Person on, in, at or from the Real Property in material violation of Environmental Laws or in a manner that could reasonably be expected to give rise to material Liabilities of any Company under Environmental Laws; and no Company has handled, stored, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that could reasonably be expected to give rise to material Liabilities under Environmental Laws.
(e)Each Company maintains all financial assurances (including any bonds, letters of credit, insurance or trust accounts) as required under any Environmental Law for the operation of the Business and the occupancy of the facilities; and Schedule 3.18(e) of the Company Disclosure Schedule contains a list of all such financial assurances.
(f)No Company has, either expressly or by operation of Law, assumed or undertaken any material Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.
(g)Seller has delivered to Purchaser copies of all material, non-privileged reports, assessments, audits, studies, analyses, and tests initiated by or on behalf of or in the possession of Seller or any of its Affiliates pertaining to the environmental condition of, or any Hazardous Substance in, on, or under, the Real Property or concerning compliance by the Companies with Environmental Laws.
(h)Except as listed on Schedule 3.18, none of the following exists at any Owned Real Property or, to the knowledge of Seller, any Leased Real Property: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or waste disposal areas.
1.19Regulatory Matters.
(a)MoGas Pipeline Co. is a “natural-gas company” under the NGA and subject to regulation by FERC. MoGas Pipeline Co. is not subject to regulation by the Missouri Public Service Commission or the Illinois Commerce Commission.
(b)MoGas Pipeline Co. is in compliance in all material respects with all disclosure, pricing, tariff, and rate requirements under the NGA and the FERC regulations thereunder, and, to the knowledge of Seller, is not subject to any ongoing audits, investigations, or complaint proceedings before FERC.
(c)True, correct and complete information on tariffs binding upon MoGas Pipeline Co. have been filed with FERC and are posted on the MoGas Pipeline Co. informational postings website (www.gasnom.com/ip/mogas/ipindex.cfm) under the heading “Tariff”.
(d)Omega Pipeline Co. is not a “natural-gas company” under the NGA, nor subject to regulation by FERC. Omega Pipeline Co. is not subject to regulation by the Missouri Public Service Commission, other than with respect to pipeline safety matters.
1.20Bank Accounts. Schedule 3.20 of the Company Disclosure Schedule sets forth the identity of each bank or financial institution in which any Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or having signatory power or access thereto.
1.21No Subsidiaries. No Company has any Subsidiaries, and no Company owns any equity or voting interest whatsoever, or any instruments exchangeable for or convertible or exercisable into any equity or voting interest, in any other Person.
1.22Affiliate Transactions. Except as set forth on Schedule 3.22 of the Company Disclosure Schedule or with respect to employment relationships and compensation, benefits and travel advances in the ordinary course of business, none of Seller, any Holding Company, any of their respective Affiliates (other than the Companies) or any employee, director, manager, officer, or direct or indirect equityholder of Seller, any Holding Company or any of their respective Affiliates (other than the Companies) (a) is a party to any Contract with any Company, (b) owns, leases or has a financial interest in any asset, property or right which is used by any Company, (c) to the knowledge of Seller, has or has had any direct or indirect material financial interest in, or has been a manager, director, officer or employee of, any material competitor, customer, contractor, subcontractor or supplier of or to the Companies or (d) is indebted to or has borrowed money from, or lent money to or issued a guarantee in respect of Indebtedness of, or on behalf of, any Company. Except as set forth in Schedule 3.22 of the Company Disclosure Schedule, the Companies have no claims for Losses against Seller, any Holding Company or their respective Affiliates (other than the Companies) or officers or directors in their capacities as such.
1.23Gas Imbalances. Schedule 3.23 of the Company Disclosure Schedule sets forth, as of the Execution Date, any material gas imbalances that are associated with, or attributable to, the Pipelines. All material changes in gas imbalances included on Schedule 3.23 of the Company Disclosure Schedule, and any new material gas imbalances incurred between the Execution Date and the Closing Date shall be promptly disclosed to Purchaser when determined and in any event prior to the Closing Date.
1.24Data Privacy; Data Security.
(a)The IT Assets owned, used, or held for use by each Company (i) are sufficient for the current needs of the business of such Company in all material respects, (ii) have not materially malfunctioned or failed within the past three (3) years and (iii) to the knowledge of the Seller, are free from any material viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.
(b) (i) No Company has experienced any unauthorized access to or other breach of security with respect to its IT Assets, Personal Information, trade secrets or other confidential information; (ii) each Company has complied in all material respects with all applicable Laws, all contractual obligations applicable to a Company, and with its own respective privacy policies (“Privacy Policies”), in each case, relating to the collection, storage, use, disclosure, transfer or other processing of any Personal Information, any other confidential information under its possession or control; (iii) no Company has received a written complaint from any Governmental Authority or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Information, any other confidential information under its possession or control, that is pending or unresolved and, to the knowledge of Seller, there are no facts or circumstances that would give rise to any such complaints; and (iv) each Company has implemented, and operates in material compliance with, reasonably designed security measures, consistent with industry standards, to protect its IT Assets, any Personal Information, and any confidential information under its possession or control from any use or access that would violate applicable Law, the Privacy Policies or any contractual obligations applicable to a Company.

1.25Exclusivity of Representations. The representations and warranties made by Seller in this Article 3, in any certificate delivered pursuant to Section 2.4(c) or any other Transaction Document to which Seller is a party are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties.
Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date as follows:
1.1Organization and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Missouri, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted.
1.2Authority; Binding Effect.
(a)Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite action on the part of Purchaser.
(b)This Agreement and the other Transaction Documents, when executed and delivered by Purchaser, and assuming due execution and delivery hereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by the Remedies Exception.
1.3No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents and the performance by Purchaser of its obligations hereunder and thereunder do not violate or conflict with, or constitute a default or breach under (either alone or with the giving of notice or the passage of time), or accelerate or permit the acceleration of the performance required by, any of the terms or provisions of (a) Purchaser’s organizational documents; (b) in any material respect, any Contract to which Purchaser or any of its Affiliates is a party or any of their respective properties or other assets is subject; or (c) in any material respect, any Law applicable to Purchaser or any of its properties or assets.
1.4No Consents. Except for the requirements of the HSR Act, no approval, consent, license, permit, order or authorization of, or registration, declaration, notice or filing to or with, any Governmental Authority or other Person is required for Purchaser to (a) execute, deliver, and perform its obligations under this Agreement or the other Transaction Documents and (b) own the Company Interests after the Closing Date.
1.5Acknowledgments. Purchaser acknowledges that it has been provided access to certain personnel, properties, premises and records of the Companies. Purchaser further acknowledges that except for the representations and warranties expressly set forth in this Agreement, any certificate delivered pursuant to Section 2.4(c), or any other Transaction Document, neither Seller nor any of its Affiliates has made any representation or warranty to Purchaser.

1.6No Litigation. There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser by or before any Governmental Authority that challenges or calls into question (a) Purchaser’s authority to enter into this Agreement or the other Transaction Documents or to consummate the Transactions or (b) the operation of the Business by the Companies after the Closing Date.
1.7Brokers. No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission for which Seller or any of its Affiliates could be responsible in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.
1.8Investment Purpose. Purchaser is acquiring the Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Company Interests are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Purchaser has independently made its own analysis and determination to enter into this Agreement and to consummate the Transactions. Purchaser has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transactions. Purchaser has independently made its own analysis and determination to enter into this Agreement and to consummate the Transactions. Purchaser has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transactions.
1.9Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of financing to enable it to make payment of the Purchase Price on the Closing Date and consummate the Transactions.
1.10Transfer Taxes. To the knowledge of Purchaser, no Transfer Taxes will become due and payable as a result of, or in connection with, the sale of the Company Interests to Purchaser pursuant to this Agreement.
1.11Exclusivity of Representations. The representations and warranties made by Purchaser in this Article 4, in any certificate delivered pursuant to Section 2.4(b) or any other Transaction Document to which Purchaser is a party are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties.
Article 5
COVENANTS
1.1Conduct of Business. During the Interim Period, and except with the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 5.1:
(a)Seller shall (i) cause each Company to conduct the Business in the ordinary course of business and to comply with applicable Law and (ii) ensure that (A) as of Closing, the Pipelines maintain volumes of natural gas sufficient to meet customer demand in the ordinary course of business, and (B) line pack in the Pipelines as of Closing is consistent with expected customer demand for the month of Closing; and
(b)Seller shall not permit any Company to:

(i)mortgage or pledge any material portion of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);
(ii)transfer, sell, lease, surrender, encumber, divest, assign or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), any assets, other than dispositions of obsolete assets in the ordinary course of business;
(iii)incur any Indebtedness, except for Indebtedness that will be paid off in full by the Companies at or prior to the Closing;
(iv)acquire or sell any interest in Real Property;
(v)sell any line pack in the Pipelines;
(vi)(A) make any investment in, consolidate or merge with, or purchase of all or substantially all of the assets or business of, or capital stock, partnership, membership or other equity or equity-linked interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights and any convertible securities) of any Person or division thereof or (B) acquire any assets that would be material assets of the Companies, taken as a whole, other than natural gas, propane, machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property, in each case, in the ordinary course of business;
(vii)adopt or enter into a plan of, or effect any, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, unit dividend, unit split or other reorganization or like change in capitalization;
(viii)declare, set aside or pay any non-cash dividend or other non-cash distribution or payment, whether in securities, property or otherwise on any Company Interests (or securities convertible into Company Interests) of the Companies;
(ix)amend the Organizational Documents of any Company;
(x)issue, sell or grant (A) any Company Interests or other securities of any Company, (B) any securities convertible or exchangeable into, or exercisable for, any Company Interests or other securities of any Company, or (C) any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call rights, preemptive rights, or other Contracts or commitments with respect to any Company Interests or other securities of any Company;
(xi)make any material change to the methods of accounting in effect as of the Interim Balance Sheet Date, except to the extent required by a change in GAAP or applicable Law, or make any material change with respect to accounting policies, principles or practices unless required by GAAP or applicable securities laws;
(xii)(A) fail to timely pay any Tax that is due and payable by any Company, (B) settle or compromise any Tax Contest of the Companies, (C) except as described in Recital G, make, revoke or change any Tax election for the Companies, (D) file any amended Tax Return of the Companies, (E) surrender any claim for a refund of a material amount of Taxes of the Companies, (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes of the Companies, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code (or any similar provision of state, local, or non-U.S. law) with respect to any amount of Taxes of the Companies or (H) adopt or change any Tax accounting period or material Tax accounting method of the Companies;
(xiii)except as required by existing Plans or pursuant to Section 5.3 below, (A) increase the compensation or other benefits payable or provided to any of the Continuing Employees, (B) make, grant or promise any bonus (other than a bonus that does not exceed $25,000 that is paid prior to Closing), equity or equity-based compensation, severance, change of control, retention, termination or similar compensation or benefits to any current or former director, officer, manager, employee, contractor or consultant of any Company, (C) establish, adopt, enter into, amend or terminate any Plan or establish, adopt or enter into any plan, agreement, program, policy, practice, trust or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any current or former director, officer, manager, employee, contractor or consultant of any Company, (D) take any action to accelerate the vesting or payment of any benefit of any current or former director, officer, manager, employee, contractor or consultant of any Company, (E) hire any employee other than as necessary to replace an employee who is employed with a Company as of the date of this Agreement and whose total annual compensation does not exceed $100,000 or terminate the employment of any employee (other than for “cause”), or (F) waive or materially amend any restrictive covenant entered into by any current or former director, officer, manager, employee, contractor or consultant of any Company;
(xiv)pay, discharge, settle or satisfy any Action or Claim if such settlement would (A) require a payment by the Companies in excess of $25,000 in any individual case or series of related cases or $100,000 in the aggregate, (B) involve injunctive or equitable relief, (C) impose any restrictions or changes on the business or operations of the Companies, or (D) involve any admission of wrongdoing or liability or other adverse consequences on any Company;
(xv)except in the ordinary course of business, cancel, surrender, allow to expire or fail to renew any Permit held by any Company;
(xvi)(A) enter into, amend or extend or modify, terminate (partially or completely), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under any Material Contract, other than in the ordinary course of business or (B) enter into any Contract that includes a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto in connection with the consummation of the Transactions or any future change of control;
(xvii)enter into any commitment for capital expenditures of the Companies in excess of $100,000 for any individual commitment or $300,000 for all such commitments in the aggregate;
(xviii)fail to maintain in full force and effect insurance policies providing for coverage which are in effect as of the date of this Agreement, or replacement insurance policies providing substantially equivalent coverage;
(xix)take any action that would adversely affect the ability of the Parties to consummate the Transactions; or
(xx)authorize, enter into any agreement to do, take or commit to take any action or actions prohibited by any of the foregoing.

1.2Access and Information. Prior to the Closing, Seller shall grant Purchaser and its Representatives, upon reasonable notice, reasonable access to the properties, assets, personnel, and books and records of the Companies; provided that (a) in no event shall Seller be required to provide access to any information (i) that is subject to any obligation of confidentiality to another Person or (ii) that is legally privileged and (b) such access shall not interfere with the conduct of the business of Seller or any Company. The Parties may, as each reasonably determines, designate any competitively sensitive material provided to the other under this Section 5.2 as “Outside Counsel Only Material.” Such material will be restricted to outside counsel of the recipient and will not be disclosed to any other Person without the prior written consent of the Party that provides the material.
1.3Excluded Employee Matters. Seller shall cause each Excluded Employee to be terminated prior to the Closing Date. In connection with the foregoing, Seller shall cause MoGas Pipeline Co. to enter into a separation and general release agreement with each Excluded Employee, each of which shall be subject to Purchaser’s reasonable review and comments (which comments shall not be unreasonably rejected), to provide for, subject in all respects to the terms, conditions and restrictions of the applicable separation and general release agreement, payment of severance payments and benefits in accordance with the terms of the Excluded Employee’s employment agreement or a transaction bonus payable immediately prior to Closing in exchange for the Excluded Employee’s general release of claims against the Seller, the Companies, Purchaser and their respective Affiliates (each, an “Excluded Employee Release”). No severance payments or benefits or transaction bonus shall be paid pursuant to this Section 5.3 unless the Excluded Employee has executed and delivered an Excluded Employee Release and any revocation period applicable to such Excluded Employee Release shall have expired prior to Closing.
1.4Commercially Reasonable Efforts; Certain Government Matters.
(a)Upon the terms and subject to the conditions herein provided, each Party agrees to cooperate and use its commercially reasonable efforts to take or cause to be taken, and to do or cause to be done, all things reasonably necessary, to the extent permitted under applicable Law, to consummate and make effective the Transactions, including the satisfaction of the conditions set forth in Article 6.
(b)Without limiting the generality of the foregoing, (i) each Party shall, as promptly as possible, (A) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates with respect to the Transactions; and (B) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations hereunder; and (ii) Seller shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals (including those set forth on Schedule 3.4 of the Company Disclosure Schedule) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations hereunder.
(c)Each Party shall promptly inform the other Party of any written or material communication from any Governmental Authority regarding any of the Transactions. If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after reasonable consultation with the other Party, an appropriate response in compliance with such request.

(d)In the event any Action is commenced that threatens or questions the validity or legality of this Agreement or the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable efforts to defend against such Action and, if an injunction or other Order is issued in any such Action, to have such injunction or other Order lifted, and to cooperate reasonably to resolve any other impediment to the consummation of the Transactions.
1.5Confidentiality.
(a)Purchaser possesses and will possess following the Execution Date confidential and proprietary business information relating to the business and operations of the Companies (the “Proprietary Information”). Seller will continue to possess Proprietary Information following the Closing Date.
(b)Purchaser agrees that from the Execution Date until the Closing, it will, and it will cause its Affiliates and its and their Representatives to, maintain the confidentiality of all Proprietary Information and will not use (except in connection with the Transactions), or disclose to any other Person, for any purpose whatsoever, any Proprietary Information, unless (i) such information becomes known to the public generally through no fault of Purchaser, or (ii) disclosure is required by Law or any Order (provided, that prior to disclosing any information pursuant to this clause (ii), Purchaser shall give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure), or (iii) such disclosure is reasonably necessary and made in connection with the enforcement of any rights or remedy under the Transaction Documents.
(c)Seller agrees that following the Closing Date, it will, and it will cause its Affiliates and its and their Representatives to, maintain the confidentiality of all Proprietary Information and will not use, or disclose to any other Person, for any purpose whatsoever, any Proprietary Information, unless (i) such information becomes known to the public generally through no fault of Seller, or (ii) disclosure is required by Law or any Order (provided, that prior to disclosing any information pursuant to this clause (ii), Seller shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure), or (iii) such disclosure is reasonably necessary and made in connection with the enforcement of any rights or remedy under the Transaction Documents.
(d)Purchaser and Seller acknowledge the critical importance of maintaining the Proprietary Information as confidential in accordance with this Section 5.5 and agree that because any award of monetary damages would be inadequate for any breach of this covenant and would cause irreparable harm to the other Party, that in the event of the breach or threatened breach of this covenant the other Party will be entitled to equitable relief, including injunctive relief and specific performance. Such remedy shall not be the exclusive remedy for any breach of this covenant but will be in addition to all other remedies available at law or equity.
(e)The Parties acknowledge that a Mutual Nondisclosure Agreement, dated February 2, 2023, has been entered into in respect of the Transactions (the “Confidentiality Agreement”). The Parties agree that the Confidentiality Agreement shall remain in full force and effect with respect to all “Confidential Information” (as defined in the Confidentiality Agreement) other than Proprietary Information, and that this Section 5.5 shall supersede the Confidentiality Agreement with respect to Proprietary Information.
1.6Certain Tax Matters.
(a)Responsibility for Tax Returns of Companies. Seller shall prepare, or cause to be prepared for Purchaser to timely file or cause to be timely filed, all applicable Tax

Returns for each Company that are required to be filed after the Closing Date and relate to any period of time ending on or prior to the Closing Date. To the extent permitted by applicable Law, such Tax Returns shall be prepared consistently with the past custom and practice of each Company. Seller shall be entitled to refunds (whether by payment, credit or offset) of Taxes (net of reasonable out-of-pocket expenses incurred by the Purchaser or the Company in obtaining such refund) with respect to (i) taxable periods ending on or before the Closing Date and (ii) any portions of any Straddle Periods ending on or before the Closing Date. To the extent necessary to prepare such Tax Returns, Purchaser shall provide access to the books and records of the Companies to Seller and any Representatives of Seller, upon reasonable request of Seller. Other than as provided in the first three (3) sentences of this Section 5.6(a), Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed at Purchaser’s expense, all Tax Returns for the Companies that are required to be filed after the Closing Date and relate to any Straddle Period. Purchaser shall permit Seller to review and comment on each such Tax Return described in the prior sentence that includes any period of time on or prior to the Closing Date at least fifteen (15) days (or reasonably in advance of the filing thereof, if such Tax Return is required to be filed less than fifteen (15) days after the Closing Date) prior to filing, and shall not file any such Tax Return without Seller’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
(b)Straddle Period. In any case in which a Tax is assessed with respect to a Straddle Period, the portion of any such Taxes attributable to the portion of the Straddle Period ending on the Closing Date shall be:
(i)in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be determined based on an interim closing of the books of each Company at the end of the day on the Closing Date; and
(ii)in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(c)Cooperation on Tax Matters.
(i)Purchaser shall provide Seller notice promptly, and in any event within ten (10) days, following Purchaser’s receipt of any written notice from any Governmental Authority in connection with any audit, litigation or other Action with respect to any U.S. federal or state income Tax Returns or any Taxes that relate to periods ending on or prior to the Closing Date or with respect to any Taxes for which Seller made representations and warranties under Section 3.16 (each, a “Tax Contest”). In such event, Seller shall have the right to control such Tax Contest, provided that, the Purchaser shall have the right to participate in such Tax Contest at its own expense, and, in the event that such Tax Contest would reasonably be expected to have an adverse effect on the Tax liability of any Company for any taxable period ending after the Closing Date, Seller shall not settle, compromise or concede any portion of such Tax Contest without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, delayed or conditioned. Purchaser will not extend any statute of limitations that would have an impact on any such pre-closing period without the consent of Seller.

Further, in connection with any such Tax Contest, Purchaser and Seller shall cooperate with each other as necessary with regard to the foregoing.
(ii)The Parties shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any filing of Tax Returns or any audit, litigation or other Action with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified in writing by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.
(iii)Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Tax with respect to the Transactions), provided that, such Tax reduction gives rise to no adverse tax consequences or attributes with respect to the Party being asked to execute such certificate or other document.
(d)Payment of Transfer Taxes. All Transfer Taxes, if any, arising out of, or in connection with, the sale of the Company Interests to Purchaser pursuant to this Agreement shall be borne equally by Purchaser and Seller. Purchaser shall file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes and Seller shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by Purchaser. Seller shall be solely responsible for its income Taxes and Taxes arising out of, or in connection with, the sale of the Company Interests.
1.7Employee Matters.
(a)From the Closing Date until the first (1st) anniversary of the Closing Date, or, if an employee is terminated prior to the first (1st) anniversary of the Closing Date, the employee’s date of termination, Purchaser shall, or shall cause one of its Affiliates (including a Company or a Subsidiary), to provide to employees of a Company who are employed as of immediately prior to the Closing Date and who continue to be so employed by a Company immediately following the Closing Date (each, a “Continuing Employee”) with (i) base salary or wage rate, as applicable (the “Base Compensation”) and target cash incentive compensation opportunities that are no less favorable in the aggregate than the Base Compensation and short-term incentive compensation opportunities provided to such Continuing Employee immediately prior to Closing; provided that, only the short-term cash incentives reflected in Schedule 3.10(a) of the Company Disclosure Schedule shall be factored in for purposes of Purchaser’s obligation under this Section 5.7(a), and (ii) retirement, health and welfare benefits no less favorable in the aggregate than those provided to similarly situated employees of the Purchaser; provided that no Excluded Employee may be a Continuing Employee.
(b)With respect to each “employee benefit plan” of Purchaser (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement of Purchaser or its Affiliates providing compensation or benefits to Continuing Employees after the Closing, including any vacation and paid time off arrangements (“Purchaser Benefit Plan”), Purchaser and its Affiliates will recognize all service of the Continuing Employee with any Company, and with any predecessor employer that is otherwise credited under a corresponding Plan, for all purposes (including for purposes of vesting, eligibility to participate and earn or receive benefits, the rate of employer contributions and benefits accruals, benefit forms, premium subsidies or credits, and disability or early retirement and waiver of any reduction factors) under all existing, newly established and future Purchaser Benefit Plans in which the Continuing Employee is eligible to participate or is enrolled by Purchaser or its Affiliates at any time on or after the Closing Date, except that such service shall not be required to be recognized for benefit accrual purposes under any defined benefit plan or to the extent that such recognition would result in any duplication of benefits.
(c)Purchaser hereby agrees that Purchaser shall use commercially reasonable efforts to cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) under any Plan to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable similar or comparable Purchaser Benefit Plan for the year in which Closing occurs.
(d)Nothing contained in this Section 5.7 or elsewhere in this Agreement, express or implied, shall (i) confer upon any employee of a Company or legal representative or beneficiary thereof any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits, (ii) constitute an amendment or modification of any Plan, (iii) interfere with or restrict the rights of Purchaser, a Company or their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment or services of any employee of a Company or any other Person at any time or any reason whatsoever, with or without cause, or (iv) alter or limit Purchaser’s or the Companies’ or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program agreement or arrangement.
1.8Exclusivity. Until the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, an Acquisition Proposal, (b) furnish to any Person (other than Purchaser and its Representatives) any information relating to the sale of the Companies, or afford to any Person (other than the Purchaser and its Representatives) access to the personnel, business, properties, assets, books, records or other non-public information of the Companies, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal. Seller and its Affiliates shall, and shall cause their Representatives to immediately (i) cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Proposal and (ii) terminate access to any data room for any such Person and its Representatives. Notwithstanding the foregoing, on January 1, 2024, the restrictions under this Section 5.8 shall cease to apply.
1.9Supplement to the Company Disclosure Schedule. Seller shall have the continuing right until five (5) Business Days prior to Closing to supplement or amend the Company Disclosure Schedule with respect to any matter arising or occurring after the Execution Date, which, if existing or known at, or occurring at or prior to, at the Execution Date, would have been required to be set forth or described in the Company Disclosure Schedule (each a “Schedule Supplement”). Except with respect to (a) additions to Schedule 3.17(a) of the

Company Disclosure Schedule for Material Contracts entered into after the Execution Date and prior to Closing consistent with Section 5.1 and (b) other supplements or amendments to the Company Disclosure Schedule to reflect actions taken with the prior written consent of Purchaser, any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2(a)(i) have been satisfied.
1.10Further Assurances. Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required or requested by the other Party to carry out the provisions of this Agreement and the other Transaction Documents and to give effect to the Transactions.
Article 6
CONDITIONS TO CLOSING
1.1Conditions to Obligations of Each Party. The obligation of each Party to effect the Closing shall be subject to the satisfaction, or waiver by each Party, of the following conditions precedent:
(a)no Order or other Law shall have been issued and remain in effect to prohibit or materially restrain the consummation of the Transactions, and no proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority of competent jurisdiction seeking such an Order; and
(b)the filings of Purchaser and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
1.2Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the satisfaction, or waiver by Purchaser, of the following conditions precedent:
(a)(i) Without regard to any Qualification therein, other than the Seller Fundamental Representations, the representations and warranties made by Seller in Article 3 hereof shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 6.2(a)(i) shall be deemed to not have been satisfied only if the failure of any such representations and warranties to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Seller Fundamental Representations other than those contained in Section 3.13(c) (Title to Pipelines and Personal Property) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), and (iii) the representations and warranties made by Seller in Section 3.13(c) (Title to Pipelines and Personal Property) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date;

(b)Seller shall have performed, in all material respects, its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing;
(c)There shall not have occurred any Material Adverse Effect since the date of this Agreement; and
(d)Purchaser shall have received all deliveries pursuant to Section 2.4(c).
1.3Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the satisfaction, or waiver by Seller, of the following conditions precedent:
(a)(i) Without regard to any Qualification therein, other than the Purchaser Fundamental Representations, the representations and warranties made by Purchaser in Article 4 hereof shall be true and correct in all respects, on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 6.3(a)(i) shall be deemed to not have been satisfied only if the failure of any such representations and warranties to be true and correct has had, or would reasonably be expected to have, a material adverse effect on Purchaser’s ability to consummate the Transactions and (ii) the Purchaser Fundamental Representations shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date);
(b)Purchaser shall have performed, in all material respects, its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing; and
(c)Seller shall have received all deliveries pursuant to Section 2.4(b), including all payments required to have been made as described therein.
Article 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION
1.1Survival of Representations, Warranties, Covenants and Agreements.
(a)All of the representations and warranties of each Party contained in this Agreement shall survive and continue for a period ending on the date that is eighteen (18) months following the Closing Date, except that (i) the representations and warranties contained in Section 3.1(a) and (b) (Organization; Qualification; Authorization), Section 3.2 (Company Interests), Section 3.3(a) (No Conflicts with Organizational Documents), Section 3.7 (Brokers), Section 3.13(c) (Title to Pipelines and Personal Property), Section 3.16 (Tax Matters) (collectively, the “Seller Fundamental Representations”), Section 4.1 (Organization and Qualification), Section 4.2 (Authority and Binding Effect), Section 4.3(a) (No Conflicts with Organizational Documents), and Section 4.7 (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Section 3.18 (Environmental Matters) shall survive and continue for a period ending on the date that is four (4) years following the Closing Date (in each case, the time period set forth in this Section 7.1(a) is referred to as the “Survival Period”).
(b)The covenants or other agreements contained in this Agreement shall survive the Closing and remain in full force and effect for the applicable statute of limitations, unless otherwise terminated by their express terms.
(c)No Claim for indemnification for a breach of any representation or warranty under this Agreement shall be effective unless a Claim Notice has been delivered to the Indemnifying Party prior to the expiration of the applicable Survival Period. Notwithstanding the foregoing, if a Claim Notice has been given prior to the expiration of the applicable Survival Period, then the relevant representation or warranty shall survive, solely as to any Claims asserted in such Claim Notice, until such Claim has been finally resolved.
1.2Indemnification.
(a)Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify and hold harmless Purchaser from and against any and all Losses asserted against, imposed upon, or incurred by Purchaser arising out of or resulting from:
(i)the failure of any of the representations or warranties of Seller contained in Article 3 to be true and correct as of the Execution Date and as of the Closing Date (as if made on such date), except to the extent such representations and warranties are expressly made as of an earlier date (in which case, the failure to be true and correct as of such earlier date), in all cases without regard to any Qualifications therein;
(ii)any breach of, or failure to perform, any of the covenants or other agreements to be performed by Seller under this Agreement;
(iii)Seller Taxes, except to the extent that any such Taxes are the result of Purchaser’s breach of its covenants under Section 5.6(a);
(iv)Liabilities with respect to the employment and termination of the Excluded Employees (including Liabilities under the agreements referenced in Section 5.3 hereof);
(v)civil penalties and fines resulting from the PHMSA Audit; and
(vi)penalties and fines resulting from any noncompliance with Defense Federal Acquisition Regulation Supplement Clause 252.204-7012.
(b)Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser will indemnify and hold harmless Seller from and against any and all Losses asserted against, imposed upon, or incurred by Seller arising out of or resulting from:
(i)the failure of any of the representations or warranties of Purchaser contained in Article 4 to be true and correct as of the Execution Date and as of the Closing Date (as if made on such date), except to the extent such representations and warranties are expressly made as of an earlier date (in which case the failure to be true and correct as of such earlier date), in all cases without regard to any Qualifications therein; and

(ii)any breach of, or failure to perform, any of the covenants or other agreements to be performed by Purchaser set forth in this Agreement.
(c)Notwithstanding the foregoing, Purchaser shall not be entitled to indemnification under Section 7.2(a)(i) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds one million seven hundred fifty thousand dollars ($1,750,000) (the “Claim Deductible Threshold”), and then only to the extent that such aggregate amount exceeds the Claim Deductible Threshold; provided, however, that the Claim Deductible Threshold shall not apply to any Claim with respect to any breach of a Seller Fundamental Representation or any Claim based on fraud.
(d)Notwithstanding anything to the contrary contained in this Agreement:
(i)the maximum aggregate amount of indemnifiable Losses under Section 7.2(a)(i) that may be recovered from Seller, after applying the provisions of Section 7.2(c), shall not exceed an amount equal to seventeen million five hundred thousand dollars ($17,500,000) (the “Claim Cap”); provided that the Claim Cap shall not apply to any Claim with respect to any breach of a Seller Fundamental Representation or any Claim based on fraud; and
(ii)in no event shall Seller or Purchaser have liability in the aggregate under this Article 7 for Losses in excess of the Purchase Price actually received by Seller.
(e)Notwithstanding anything to the contrary contained in this Agreement, indemnifiable Losses under this Article 7 shall not include punitive, or exemplary damages, other than to the extent claimed or imposed as part of any Third Party Claim, and except for Claims based on fraud.
(f)Payments by an Indemnifying Party pursuant to this Article 7 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Claim net of any costs and expenses incurred by the Indemnified Party in connection therewith. The Indemnified Party shall use its commercially reasonable efforts to recover under all applicable insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(g)Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
1.3Indemnification Procedures.
(a)For purposes of this Article 7, the Party making a Claim for indemnity under Section 7.2(a) or 7.2(b) is hereinafter referred to as an “Indemnified Party,” and the Party against whom such Claim is asserted is hereinafter referred to as the “Indemnifying Party.” As soon as reasonably practicable after an Indemnified Party has actual knowledge of any Claim that it has under Section 7.2(a) or 7.2(b) that could reasonably be expected to result in Losses for which indemnification is available hereunder (an “Indemnification Claim”), the Indemnified Party shall give written notice thereof (a “Claim Notice”) to the Indemnifying Party. A Claim Notice must describe the Indemnification Claim in reasonable detail, and indicate the amount (estimated in good faith, as necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Indemnified Party. No delay in or failure to give a Claim Notice pursuant to this Section 7.3(a) will adversely affect any of the rights or remedies that the

Indemnified Party has under this Agreement, or alter or relieve an Indemnifying Party of its obligation to indemnify the applicable Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within twenty (20) days (the “Response Period”) after the date that the Claim Notice is sent by the Indemnified Party. Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to dispute the Indemnification Claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claim Notice, then the Losses alleged in such Claim Notice will be conclusively deemed to be an obligation of the Indemnifying Party, subject to the limitation set forth in this Article 7. If the Indemnifying Party elects or is deemed to dispute an Indemnification Claim described in a Claim Notice, then the Indemnified Party may resort to other legal remedies subject to the limitations set forth in this Article 7 (including by seeking to enforce the Indemnification Claim).
(b)The obligations of an Indemnifying Party under this Article 7 with respect to Losses arising from claims of any third party with respect to which an Indemnified Party is entitled to indemnification pursuant to this Article 7 (“Third Party Claims”) shall be governed by the terms and conditions set forth in this Section 7.3(b). The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives written notice of its intention to do so to the Indemnified Party within twenty (20) days after the receipt of the Claim Notice from the Indemnified Party, which notice acknowledges that the Indemnifying Party is obligated to indemnify, defend and hold harmless the Indemnified Party under the terms of its indemnification obligations hereunder in connection with such Third Party Claim (subject to the limitations set forth in this Article 7); provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense of any Third Party Claim (and the cost thereof and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the Indemnifying Party shall at any time fail to conduct the defense in an active and diligent manner, (ii) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim includes any claims seeking equitable relief, (iv) in the event Seller is the Indemnifying Party, the Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of a Company or (v) the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party; provided, further, that the Indemnified Party is hereby authorized (upon reasonable prior written notice to the Indemnifying Party), and at the cost and expense of the Indemnifying Party, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend any Third Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, the immediately preceding sentence, (A) the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, and (B) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses and pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified

Party, at the Indemnifying Party’s expense, all such witnesses and pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.
(c)No Third Party Claim may be settled by any Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed, withheld or conditioned.
1.4Adjustment to Purchase Price. All indemnification payments paid pursuant to this Article 7 shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for U.S. federal and applicable state and local income Tax purposes.
1.5Sole Remedy. After the Closing, and except for claims based on fraud, the remedies provided in this Article 7 and Section 9.20 shall constitute the exclusive remedies of the Parties at law or in equity for any breach of this Agreement, including any breach of a representation, warranty, covenant, or agreement contained in this Agreement, and the Parties waive any other remedy (whether under any theory of contract, tort or otherwise or whether at law or in equity) which they or any other Person may have with respect to any breach of this Agreement, including any breach of a representation, warranty, covenant, or agreement contained in this Agreement.
Article 8
TERMINATION
1.1Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)by written consent of Seller and Purchaser;
(b)by either Seller or Purchaser if the Closing shall not have occurred on or prior to September 1, 2023 (the “Outside Date”); provided that, if on the Outside Date all of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, other than (i) conditions to be satisfied on the Closing Date as provided herein and (ii) the conditions set forth in Section 6.1(b), then either Seller or Purchaser shall have the right, by written notice to the other, to extend the Outside Date until no later than March 1, 2024; provided, further, that a Party shall not be able to terminate this Agreement under this Section 8.1(b) if the failure to consummate the Closing by the Outside Date is due to the failure of such Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;
(c)by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;
(d)by Purchaser, if the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(a) or if Seller has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.2(b), and such inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given by Purchaser to Seller; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if any of Purchaser’s representations or warranties contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in

Section 6.3(a) or if Purchaser has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.3(b); or
(e)by Seller, if the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(a) or if Purchaser has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.3(b), and such inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given by Seller to Purchaser; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if any of Seller’s representations or warranties contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(a) or if Seller has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.2(b).
1.2Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1(a) or 8.1(b) (but in the case of Section 8.1(b), only to the extent that a failure to satisfy the conditions to Closing was not due to the failure of a Party to have fulfilled any of its obligations under this Agreement), this Agreement shall thereafter become void and have no effect, and neither Party shall have any Liability to the other Party or its Affiliates, directors, officers or employees, except for the obligations of the Parties contained in Section 5.5 and Article 9. Notwithstanding the foregoing, in the event that either Party breaches this Agreement, the other Party, notwithstanding any termination of this Agreement, shall be entitled to all remedies available at law or in equity.
Article 9
MISCELLANEOUS PROVISIONS
1.1Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by email, or by a nationally recognized overnight courier for next Business Day delivery, prepaid, to the Parties at the following street or email addresses:

If to Seller, to:	CorEnergy Infrastructure Trust, Inc. Attn: Chris Reitz, EVP, General Counsel and Corporate Secretary 1100 Walnut, Suite 3350 Kansas City, MO 64106 Email: creitz@corenergy.reit
with a copy (which shall not constitute notice) to:	K&L Gates LLP Attn: Brogan Sullivan 4900 Main Street, Suite 650 Kansas City, MO 64112 Email: Brogan.Sullivan@klgates.com
If to Purchaser, to:
Spire Midstream LLC
Attn: President
3773 Richmond Avenue
Suite 300
Houston, TX 77046
Email: PipelineCommercial@spireenergy.com

Spire Midstream LLC
Attn: General Counsel
3773 Richmond Ave
Suite 300
Houston, TX 77046
Email: PipelineLegal@spireenergy.com

with a copy (which shall not constitute notice) to:	Akin, Gump, Strauss, Hauer & Feld LLP Attn: W. Robert Shearer 1111 Louisiana Street, 44th Floor Houston, Texas 77002 E-mail: rshearer@akingump.com

All such notices, requests and other communications will (a) if delivered personally to the street address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by email to the email address as provided in this Section 9.1, be deemed given upon sending, provided that notice is sent on a Business Day before 5:00 p.m., recipient’s time, and otherwise on the next Business Day, and (c) if delivered by overnight courier to the street address as provided in this Section 9.1, be deemed given on the first Business Day following the date sent by such overnight courier (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any Party from time to time may change its street or email address or other information for the purpose of notices to such Party by giving notice specifying such change to the other Party.
1.2Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

1.3Amendment. This Agreement may be amended by the Parties at any time, but only pursuant to an instrument in writing signed on behalf of Purchaser and Seller.
1.4Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative unless otherwise limited by this Agreement.
1.5Third-Party Beneficiaries. Except as otherwise expressly set forth herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any Person, other than (a) any Person entitled to indemnity under Article 7 and (b) Seller Group Law Firm as provided in Section 9.21(c).
1.6No Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Party, and any attempt to do so will be void.
1.7Publicity. Prior to the Closing, neither Party shall issue a press release or make any other public announcement concerning the Transactions or the Transaction Documents without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent required by Law; provided that, to the extent any such disclosure is required by Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with Law to consult with the other Party with respect to the text thereof.
1.8Return of Information. If for any reason whatsoever the Transactions are not consummated, Purchaser shall promptly return to Seller all books and records furnished by the Companies or Seller or any of their respective Representatives (including all copies, summaries and abstracts, if any, thereof). To the extent such materials provided by the Companies or Seller cannot be returned, Purchaser shall promptly execute and deliver to Seller certification of their destruction.
1.9Expenses. Except as otherwise expressly provided herein, and irrespective of whether the Transactions are consummated, each Party shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of its respective obligations pursuant to this Agreement, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party.
1.10Schedules. The disclosure of any matter in any Schedule relating to a section of this Agreement, as may be amended or supplemented prior to the Closing in accordance with the terms of this Agreement, shall be deemed to be a disclosure relating to other sections of this Agreement to the extent the relevance of such disclosure to such other sections is reasonably apparent, but shall expressly not be deemed to constitute an admission by Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.
1.11Governing Law. This Agreement, any other Transaction Documents and any other closing documents shall be governed by and construed in accordance with the laws of the

State of New York, without giving effect to its principles or rules regarding conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligation Law).
1.12Submission to Jurisdiction. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns may be brought before and determined by a state or federal court sitting in the State of New York and each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
1.13Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS.
1.14Costs of Litigation. The Parties agree that the prevailing Party in any Action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other Party or Parties all reasonable out-of-pocket costs and expenses incurred by the prevailing Party in connection with such Action, including attorneys’ fees. With regard to any action brought by a Party after the Closing, the foregoing right of such Party to recover costs and expenses shall be subject to the Claims Cap and other limitations set forth in Article 7.
1.15Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
1.16Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.
1.17Construction. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. In the event any ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
1.18Counterparts; Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument. To the extent permissible under applicable Law, this Agreement and the other Transaction Documents may be signed via DocuSign or like virtual signature systems or methods, or via the exchange of signatures by email, with full force and effect.
1.19Binding Effect. At such time as this Agreement has been executed and delivered by Purchaser and Seller, this Agreement shall be binding upon such Parties.
1.20Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled, in addition to any other remedies that may be available under this Agreement, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which such other Party may be entitled, at law or in equity.
1.21Conflict Waiver; Attorney-Client Privilege.
(a)Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:
(i)K&L Gates LLP has acted as counsel to (A) the Companies and (B) Seller and its Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Purchaser agrees, and shall cause the Companies to agree, that, following consummation of the Transactions, such representation and any prior representation of any Company by K&L Gates LLP (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions.
(ii)Purchaser shall not, and shall cause each Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of a Company by Seller Group Law Firm. Each Party hereby consents thereto and waives any conflict of interest arising from such prior representation, and each Party shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that it has consulted with counsel or has been advised that it should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.21(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to Law, contract or otherwise.
(b)All communications between the Seller Group or a Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the

“Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Purchaser or a Company. Accordingly, Purchaser and the Companies shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Purchaser or the Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Purchaser or the Companies shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Purchaser nor the Companies) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Companies by reason of any attorney-client relationship between Seller Group Law Firm and the Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates (including the Companies), on the one hand, and a third party other than any of the Seller Group, on the other hand, Purchaser and its Affiliates (including the Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any of its Affiliates (including the Companies) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Purchaser or any of its Affiliates (including the Companies) is legally required, by Order or otherwise, to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Purchaser’s counsel, then Purchaser shall immediately (and, in any event, within seven (7) days) notify Seller in writing so that Seller can seek a protective order.
(c)This Section 9.21 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section 9.21 shall be irrevocable, and no term of this Section 9.21 may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.
[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above.

Seller:

CorEnergy Infrastructure Trust, Inc.

By:	/s/ David J. Schulte
Name:	David J. Schulte
Title:	Chairman and Chief Executive Officer

Purchaser:

Spire Midstream LLC

By:	/s/ Scott R. Smith
Name:	Scott R. Smith
Title:	President

Signature Page to Membership Interests Purchase Agreement